Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

ARTHUR J. GALLAGHER & CO.,

Arthur J. Gallagher Risk Management Services, LLC,

the evans agency, LLC,

EVANS national financial services, llc

and

evans bancorp, inc.

SECTION	PAGE

Section 1.	Definitions		1

Section 2.	Property Purchased and Sold		10

Section 3.	Assumption of Certain Liabilities of Seller		12

Section 4.	Purchase Price; Delivery of Effective Date Balance Sheet		13

Section 5.	Closing; Deliverables on the Closing Date		14

Section 6.	Representations and Warranties of Seller and the Members		16
	(a)	Organization and Authority	16
	(b)	Membership Interests	17
	(c)	Foreign Qualifications; Licenses	17
	(d)	Financial Statements	17
	(e	) Tax Matters	17
	(f)	Material Contracts	19
	(g)	Absence of Certain Actions	20
	(h)	Title; List of Fixed Assets	20
	(i)	Real Property	21
	(j)	Insurance	21
	(k)	Receivables	22
	(l)	Revenues	22
	(m)	Legal and Other Proceedings	22
	(n)	Corporate Action	23
	(o)	Conflicts of Interest	23
	(p)	Bank Accounts	23
	(q)	Employees, Officers and Directors	23
	(r)	Corporate Records	24
	(s)	Compliance with Law	25
	(t)	Privacy and Data Security	25
	(u)	Employee Benefit Plans	26
	(v)	Intellectual Property; Information Technology	27
	(w)	Compliance with Environmental Laws	28
	(x)	Underwriting Risk	28
	(y)	Fiduciary and Third-Party Funds	28
	(z)	Certain Regulatory Matters	29
	(aa)	Transactions with Affiliates; Shared Contracts	30
	(bb)	[Reserved.]	31
	(cc)	Brokers	31
	(dd)	COVID-19-Related Matters	31
	(ee)	No Other Representations and Warranties	31

Section 7.	Representations and Warranties of Gallagher and Subsidiary		31
	(a)	Organization	31
	(b)	Corporate Authority	32

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SECTION	PAGE

	(c)	Corporate Action	32
	(d)	Legal Actions	32
	(e)	Brokers	32
	(f)	No Other Representations and Warranties	32

Section 8.	Covenants of Seller and the Members		32
	(a)	Corporate Approvals; Consents	32
	(b)	Name Change and License Transition	32
	(c)	Taxes	33
	(d)	[Reserved.]	33
	(e)	Use of Name	33
	(f)	Non-Competition; Misuse of Confidential Information	33
	(g)	Continued Errors and Omissions and Cyber Liability Coverage	37
	(h)	Publicity	37
	(i)	[Reserved.]	37
	(j)	Operation of the Acquired Business	38
	(k)	Access	38
	(l)	Notice of Developments	38
	(m)	Intellectual Property License	39
	(n)	Interim Financial Statements	39

Section 9.	Survival; Indemnification		39
	(a)	Survival of Representations and Warranties	39
	(b)	Seller’s and Members’ Indemnification of Gallagher and Subsidiary	39
	(c)	Gallagher’s and Subsidiary’s Indemnification of Seller and Members	39
	(d)	Claims Procedures for Indemnification	40
	(e)	Receivables	41
	(f)	Elimination of Materiality	41
	(g)	Indemnification Limitations	41

Section 10.	Conditions to Closing		42

Section 11.	Termination		43

Section 12.	Employee Matters		44

Section 13.	Severability		46

Section 14.	Remedies Not Exclusive and Waiver		46

Section 15.	Scope of Agreement		47

Section 16.	Tax Matters; Miscellaneous; Interpretations		47

Section 17.	Notices		48

Section 18.	Fees and Expenses		48

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SECTION	PAGE

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Asset Purchase Agreement”) dated as of November 7, 2023, is entered into by and among ARTHUR J. GALLAGHER & CO., a Delaware corporation (“Gallagher”), Arthur J. Gallagher Risk Management Services, LLC, a Delaware limited liability company (“Subsidiary”), the evans agency, LLC, a New York limited liability company (“Seller”), evans national financial services, llc, a New York limited liability company (“Evans National”) and evans bancorp, inc., a New York corporation registered as a financial holding company under the Bank Holding Company Act of 1956 (“Evans Bancorp”) (Evans National and Evans Bancorp collectively, the “Members”, and each individually, a “Member”). Gallagher, Subsidiary, Seller, Evans National and Evans Bancorp are each sometimes referred to as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, the parties hereto desire to enter into this Asset Purchase Agreement pursuant to which, among other things, Subsidiary shall acquire from Seller and the Seller shall transfer to Subsidiary substantially all of the assets, property and business of Seller, subject to certain liabilities, in exchange for the consideration recited herein (“Transaction”); and

WHEREAS, Evans National is the record and beneficial owner of all of the issued and outstanding membership interests of Seller; and

WHEREAS, Evans Bancorp is the record and beneficial owner of all of the issued and outstanding membership interests of Evans National; and

WHEREAS, Seller and the Members are agreeing, pursuant to this Asset Purchase Agreement, to certain non-competition and other restrictive covenants as set forth in Section 8(f) hereof in exchange for the consideration recited herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Gallagher, Subsidiary, Seller and the Members agree as follows:

Section 1.              Definitions.

The following terms shall have the meanings specified or referred to in this Section 1:

“Accountants” means BDO USA, LLP.

“Acquired Business” has the meaning set forth in Section 2(a)(i).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse Consequences” means losses, claims, suits, expenses, costs, damages or liabilities including, without limitation, income, property, sales or other taxes, reasonable attorneys’ fees, witnesses’ fees, investigation fees, court reporters’ fees and other out-of-pocket expenses. Adverse Consequences shall include any Adverse Consequences arising from the enforcement of Section 9(b) by a Seller Indemnified Party or Section 9(c) by a Gallagher Indemnified Party.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assumption Agreement, Intellectual Property Assignment, Assignment and Assumption of Lease, Transition Services Agreement, Client Services Agreement, Referral Agreement and the other agreements, instruments and documents required to be delivered on the Closing Date.

“Asset Purchase Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption of Lease” has the meaning set forth in Section 5(b)(xi).

“Assumed Contracts” has the meaning set forth in Section 2(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 3(a).

“Assumption Agreement” has the meaning set forth in Section 5(c)(ii).

“Benefit Services” has the meaning set forth in Section 8(f)(viii).

“Bill of Sale” has the meaning set forth in Section 5(b)(iv).

“Books and Records” has the meaning set forth in Section 2(a)(ix).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois or New York, New York are authorized or required by Law to be closed for business.

“Business Employee” means (i) each employee of the Seller who is employed by the Seller and whose responsibilities relate to the Acquired Business, and (ii) any other employee employed by the Members or their Affiliates (including the Seller) who supports the Acquired Business in a shared service function and whom Seller and Subsidiary have mutually determined should be allocated to the Acquired Business. All of the Business Employees are set forth on Paragraph 1(a) of the Disclosure Schedule.

“Caps” has the meaning set forth in Section 9(g)(ii).

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, or other risk assuming entity or association in which any insurance, reinsurance or bond has been placed or obtained.

“Chosen Venue” has the meaning set forth in Section 21(b).

“Claim” has the meaning set forth in Section 9(d)(i).

“Claimant” has the meaning set forth in Section 9(d)(i).

“Claim Notice” has the meaning set forth in Section 9(d)(i).

“Client Group” has the meaning set forth in Section 8(f)(viii).

“Client Services Agreement” has the meaning set forth in Section 5(b)(x).

“Closing” has the meaning set forth in Section 5(a).

“Closing Date” has the meaning set forth in Section 5(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 8(f)(iii).

“Confidentiality Agreement” means that certain non-disclosure agreement by and between Subsidiary and Evans Bancorp, dated June 16, 2023.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Party” means any (i) official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of: (A) any Governmental Entity; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any Governmental Entity, public international organization or any department or agency thereof or (ii) any political party or party official or candidate for political office.

“COVID-19 Pandemic” has the meaning set forth in Section 6(dd)(i).

“CPAs” means Crowe LLP, certified public accountants.

“Customers” has the meaning set forth in Section 2(a)(i).

“Determination Date” has the meaning set forth in Section 9(d)(v).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Asset Purchase Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” means the last day of the month prior to Closing Date.

“Effective Date Balance Sheet” means the Seller’s balance sheet as of the close of business on the Effective Date.

“Employment Agreements” has the meaning set forth in Section 5(b)(iii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 11(a)(ii).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Kerry Abbott or such third party as may be selected by Seller, at Seller’s sole cost, subject to the approval of Subsidiary or Gallagher, which approval shall not be unreasonably withheld.

“Escrow Agreement” has the meaning set forth in Section 5(b)(v).

“Escrow Deposit” means $2,000,000 in cash.

“Excluded Assets” has the meaning set forth in Section 2(b).

“Excluded Liabilities” has the meaning set forth in Section 3(b).

“Fundamental Representations” has the meaning set forth in Section 9(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gallagher” has the meaning set forth in the preamble.

“Gallagher Indemnified Party” has the meaning set forth in Section 9(c).

“Government Contracts” has the meaning set forth in Section 6(f).

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnitor” has the meaning set forth in Section 9(d)(i).

“Initial Purchase Price” has the meaning set forth in Section 4(a)(i).

“Insurance Policies” has the meaning set forth in Section 6(j).

“Insurance Services” has the meaning set forth in Section 8(f)(viii).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Action of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Acquired Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with or necessary for the conduct of the Acquired Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 5(b)(vii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Period” means the period beginning on (and inclusive of) the date hereof and ending on the earlier of the time at which the Closing actually occurs on the Closing Date or the date (inclusive) on which this Asset Purchase Agreement is terminated in accordance with Section 11.

“Knowledge” or “knowledge” means with respect to an individual that such individual will be deemed to have “knowledge” of a particular fact or other matter if:

(i)             such individual is actually aware of such fact or other matter; or

(ii)            a prudent individual would be expected to have knowledge of such fact or other matter in the course of performing their responsibilities on behalf of the Seller.

Seller, Evans National or Evans Bancorp, as applicable, will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is listed on Paragraph 1(b) of the Disclosure Schedule has Knowledge of such fact or other matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 6(i).

“Leases” has the meaning set forth in Section 6(i).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” means with respect to Seller, the Acquired Business or Subsidiary, as the case may be, any effect, change, event, circumstance, fact, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, prospects, results of operations or financial condition of the Acquired Business, or such party and its subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), Material Adverse Effect shall not include any effect, change, event, circumstance, fact, condition, occurrence or development arising out of or attributable to (A) any change, after the date hereof, in GAAP or applicable regulatory accounting requirements (and not specifically relating to the Acquired Business or such party and its subsidiaries), (B) any change, after the date hereof, in applicable Law (including the Pandemic Measures) of general applicability to companies in the industries in which the Acquired Business or such party and its subsidiaries operate, or interpretations thereof by courts or Governmental Entities (and not specifically relating to the Acquired Business or such party and its subsidiaries), (C) any change, after the date hereof, in global, national or regional political conditions (including the outbreak of war, whether or not formally declared, or other armed conflict or hostilities, or acts of terrorism or sabotage, or civil disturbance) or in economic or market conditions (including equity, credit and debt markets, as well as any change in interest rates), (D) any change, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, or (F) public disclosure of the execution of this Asset Purchase Agreement or public disclosure of the consummation of the Transaction contemplated hereby (including any effect on such party’s relationships with its customers or employees), but in each case, solely to the extent related to the identity of Buyer or Subsidiary or any communication by Buyer or Subsidiary regarding the plans or intentions of Buyer or Subsidiary with respect to the conduct of the Acquired Business after the Closing; provided, that any adverse effects resulting from the matters described in the foregoing clauses (A) – (E) shall be taken into account in determining whether there is, has been or would reasonably be likely to be a Material Adverse Effect to the extent that they have a disproportionate effect on the business or such party and its subsidiaries relative to other participants in the industries in which the business or such party and its subsidiaries, as applicable, operate.

“Material Contracts” has the meaning set forth in Section 6(f).

“Members” has the meaning set forth in the preamble.

“Net Working Capital” has the meaning set forth in Section 4(a)(ii).

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business as conducted by such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Asset Purchase Agreement or any Ancillary Document.

“Pandemic” means any outbreak, epidemic or pandemic relating to SARS-CoV-2 or COVID-19, or any evolution or mutation thereof, or any other virus (including influenza).

“Pandemic Measures” means any action or inaction required by Law, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“PBE Transition Period” has the meaning set forth in Section 12(b).

“Permitted Activities” means the business activities of Evans Bank, N.A. described in Paragraph 8(f)(i) of the Disclosure Schedule.

“Permitted Encumbrances” means: (a) statutory liens for Taxes not yet due and payable; and (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due and payable.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association or other entity.

“Personal Information” has the meaning set forth in Section 6(t)(i).

“Property” has the meaning set forth in Section 2(a).

“Prospective Account” has the meaning set forth in Section 8(f)(vii).

“Protected Seller Account” has the meaning set forth in Section 8(f)(ii).

“Purchase Price” has the meaning set forth in Section 4(a)(i).

“Receivables” has the meaning set forth in Section 2(a)(iv).

“Referral Agreement” has the meaning set forth in Section 5(b)(ix).

“Related Party” means any former or present director (or equivalent) or officer of a Member, Seller or any of their Affiliates or, to Seller’s and Members’ Knowledge, any former or present employee of a Member, Seller or any of their Affiliates or any individual related by blood, marriage or adoption to any former or present director (or equivalent), officer or employee of a Member, Seller or any of their Affiliates or any Person in which any such individual holds any material beneficial interest.

“Related Party Transaction” has the meaning set forth in Section 6(aa)(ii).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) of any Hazardous Material.

“Releasee” has the meaning set forth in Section 25.

“Restricted Business” has the meaning set forth in Section 8(f)(xi).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 9(b).

“Seller IT Systems” has the meaning set forth in Section 6(v)(viii).

“Seller Restrictive Covenants” has the meaning set forth in Section 19(b).

“Seller Releasor” has the meaning set forth in Section 25.

“Seller’s Financial Statements” means (i) the unaudited balance sheet of Seller as at December 31, 2022 together with the related unaudited income statement for the 12-month period then ended, prepared in accordance with GAAP and consistent with the financial statements of Evans Bancorp for the year ended December 31, 2022 as audited by the CPAs, and (ii) the unaudited balance sheet of Seller as of August 31, 2023 together with the related unaudited income statement for the eight months then ended, prepared in accordance with GAAP.

“Shared Contract” means any Contract (other than any employee benefit plan) involving aggregate consideration in excess of $10,000 that is between Seller or any of its Affiliates, on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of both (i) the Acquired Business, on the one hand, and (ii) any business of Seller, other than the Acquired Business, or the Members or any of their Affiliates, on the other hand.

“Subsidiary” has the meaning set forth in the preamble.

“Tail Coverage” has the meaning set forth in Section 8(g).

“Target Working Capital” means $0.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, surplus lines, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transition Services Agreement” has the meaning set forth in Section 5(b)(viii).

“Transaction” has the meaning set forth in the recitals.

“Transacted” has the meaning set forth in Section 6(z)(ii).

“Transfer Taxes” means all documentary, stamp, stamp duty reserve, conveyance, transfer, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any interest, penalties and additions with respect to such Taxes and fees) arising from or relating to the consummation of the Transaction.

“Transferred Employee” has the meaning set forth in Section 12.

“Trust Cash” means cash collected and held (as cash or cash equivalents) on behalf of Carriers for premium payments from insured Customers.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Asset Purchase Agreement, an intentional action or omission by a party that is taken with the actual knowledge that such an action or omission constitutes or would reasonably be expected to cause a breach of a representation, warranty, agreement or covenant of this Asset Purchase Agreement.

Section 2.              Property Purchased and Sold.

(a)            On the basis of the representations and warranties and for the consideration and subject to the terms and conditions set forth below, Seller agrees, and the Members agree to cause Seller, to convey, assign, transfer and deliver to Subsidiary and Subsidiary agrees to acquire, receive and accept assignment, transfer and delivery from Seller, or any applicable Affiliate, of all of the assets, property (whether real, personal or mixed), business and goodwill of Seller and of any applicable Affiliate to the extent such Affiliate assets or property relate exclusively to the Acquired Business, of every kind, nature and description, wherever located, as it exists on the Closing Date or such other date as is set forth below, all of which is collectively called the “Property”, including the assets, property and business, wherever located, as described below:

(i)            All of the right, title and interest of (A) Seller in its employee benefits consulting, insurance brokerage and insurance agency business and in its insurance counseling, safety planning, insurance program management, insurance claims adjusting and processing and related services businesses and (B) any other business or operations of the Members or any of their respective Affiliates relating exclusively to Insurance Services and Benefit Services (collectively, the “Acquired Business”), and all of the customer lists, expirations, renewal rights, insurance company and broker relationships and agreements, and accounts and all books and records, correspondence, files and other data wherever located pertaining exclusively to the Acquired Business. For the avoidance of doubt and not by way of limitation, the Acquired Business shall include all expirations, renewal rights, relationships and agreements related to the customers (including any customer lost since January 1, 2022) (the “Customers”) listed on Paragraph 2(a) of the Disclosure Schedule, as well as all customer lists, renewal rights, claims, commissions, agreements and contracts relating exclusively to the Acquired Business which are held, owned or standing in the name of Seller or any Member.

(ii)            Those assets of Seller, or of any applicable Affiliate, which are included in the assets set forth in the “Amounts Transferred to Gallagher” column of the Effective Date Balance Sheet as they may be increased or diminished in the Ordinary Course of Business by the Closing Date.

(iii)           [Reserved.]

(iv)           The sole right to collect and to retain on and after the Effective Date all notes receivable of Seller and all accounts receivable of Seller (“Receivables”) including, without limitation, (A) all insurance commissions (including gross retained commissions realized from premiums collected) due Seller, irrespective of the attachment date or billing date of the insurance policies to which such commissions relate and whether billed to client by Seller or directly billed to client by the insurance carrier, (B) all service fees due Seller for any services rendered in connection with the operation of the Acquired Business by Seller or by Subsidiary and (C) all other commissions, fees or other compensation paid, payable or due to Seller irrespective of the date as of which such commissions, fees or other compensation was accrued or earned.

(v)            The sole right to collect and to retain on and after the Effective Date, (A) all contingent commissions or similar compensation due to or received by Seller or Subsidiary from insurance underwriters, and (B) all return premiums or other payments (return or otherwise) due to Seller or Subsidiary from insurance companies.

(vi)           All of Seller’s right, title and interest in and to the Material Contracts, except those contracts listed as not assumed in Paragraph 2(a)(vi) of the Disclosure Schedule (the “Assumed Contracts”).

(vii)          All rights to any Actions of any nature available to or being pursued by Seller, the Members or any of their Affiliates to the extent related to the Acquired Business, the Property or the Assumed Liabilities, whether arising by way of counterclaim or otherwise.

(viii)         All of Seller’s, the Members’ or their Affiliates’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Property.

(ix)           Originals, or where not available, copies, of all books and records relating to the Acquired Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity, other than any correspondence that constitutes confidential bank supervisory information), sales material and records, strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”) other than the Excluded Assets.

(x)            All other property, real or personal and mixed, tangible and intangible, of Seller, or any applicable Affiliate of Seller to the extent it is exclusively used in or exclusively relates to the Acquired Business, including all furniture, fixtures, equipment and leasehold improvements, cash and securities, accounts receivable of all types and all of Seller’s right, title and interest in and to the Intellectual Property Assets.

The transfer and delivery of the Property, including the Acquired Business, shall be made free and clear of all liabilities, obligations and Encumbrances whatsoever, except those liabilities, obligations and Encumbrances expressly assumed by Subsidiary as set forth in Section 3 hereof. Seller and the Members hereby agree to cause all such officers, employees, agents, members and managers to take all necessary action to execute and deliver all assignments, documents, bills of sale and other papers as Gallagher and Subsidiary may reasonably request in order to transfer all right, title and interest in any of the assets, property and business described in this Section 2(a).

(b)            Notwithstanding the foregoing, the following shall be excepted from “Property” as used in this Asset Purchase Agreement and shall not be included in the assets sold to Subsidiary pursuant to this Section 2 (collectively, the “Excluded Assets”): (i) the minute books and membership interest records of Seller; (ii) this Asset Purchase Agreement and the cash to be issued to Seller pursuant to the terms hereof and all documents to be delivered by Gallagher and Subsidiary to Seller hereunder; (iii) the assets shown in the “Amounts Retained by Seller” column of the Effective Date Balance Sheet; and (iv) those assets listed and disclosed on Paragraph 2(b) of the Disclosure Schedule.

Section 3.              Assumption of Certain Liabilities of Seller.

(a)            Subject to the terms and conditions of this Asset Purchase Agreement, Subsidiary shall assume and be responsible for only the Assumed Liabilities. As used herein, “Assumed Liabilities” means (i) those Liabilities of Seller which are included in the liabilities set forth in the “Amounts Transferred to Gallagher” column of the Effective Date Balance Sheet and only in the amounts set forth in such “Amounts Transferred to Gallagher” column, as they may be increased or diminished in the Ordinary Course of Business by the Closing Date; provided, however, that such liabilities have not materially increased prior to the Closing Date without a commensurate increase in current assets, (ii) the Assumed Contracts (excluding, for the avoidance of doubt, any Liabilities related to any breach thereof prior to the Closing), and (iii) the expenses of the Acquired Business incurred and due in the Ordinary Course of Business and consistent with past practice on and after the Effective Date, and (iv)  all liabilities and obligations arising out of or relating to Subsidiary’s ownership or operation of the Acquired Business and the Property on or after the Closing.

(b)            Neither Gallagher nor Subsidiary shall assume any Liabilities of Seller other than the Assumed Liabilities (such non-Assumed Liabilities shall be referred to herein as “Excluded Liabilities”). Without in any manner affecting the limitations on the Assumed Liabilities but rather to identify more particularly certain obligations of Seller which are Excluded Liabilities not to be assumed by Subsidiary on the Closing Date, it is agreed that Subsidiary shall not assume nor be liable for, and Seller expressly agrees to remain liable for, the following described Liabilities and contracts (all of which shall be considered to be within the definition of Excluded Liabilities):

(i)             All Liabilities of Seller (or the Members as the record and beneficial owners of all of the issued and outstanding membership interests of Seller) for federal, state, county, local, foreign or other income, franchise, sales, use, excise, surplus lines, premium, stamp or other taxes or assessments of any kind (whether or not now asserted or determined) with respect to any period ending on or prior to the Effective Date and all penalties and interest with respect to any such taxes or assessments;

(ii)            All Liabilities (including legal and accounting fees) of Seller (or the Members as the record and beneficial owner of all of the issued and outstanding membership interests of Seller) based upon or arising out of the execution, delivery or performance by Seller of this Asset Purchase Agreement, the consummation by Seller of the Transaction, or the dissolution of Seller or any action related to any of the foregoing, including all Liabilities of Seller for federal, state, county, local, foreign or other income, sales, use or other taxes or assessments of any kind (including any penalties or interest thereon) based upon, or related to, the sale and transfer of the Property, the dissolution of Seller or any action related to any of the foregoing;

(iii)           All Liabilities of Seller or the Members to or on account of any present or former member, manager, officer, employee or agent of Seller and any and all contracts or agreements with such persons (including any liability of Seller for severance amounts or dividends whether accrued, declared or otherwise), and including any Liabilities under or with respect to any employee benefit plan, program or arrangement and any defined benefit plan, whether or not subject to ERISA (provided, however, that nothing herein affects Gallagher’s reimbursement obligations expressly set forth in Section 12 with respect to periods after the Effective Date);

(iv)          All other Liabilities and contracts arising out of the ownership and operation of the Acquired Business prior to the Closing Date to the extent not expressly agreed to be assumed by Subsidiary hereunder, including without limitation, long-term debt, any liability for errors and omissions or employment practices liability whether asserted before or after the Closing Date which arises out of acts, errors or omissions first occurring prior to the Closing Date (in connection with such liability, Seller and the Members acknowledge that they have been advised by Gallagher and Subsidiary to maintain their own insurance coverages with respect thereto) and Liabilities for breaches of Assumed Contracts occurring prior to the Closing Date;

(v)           All Liabilities of Seller or the Members of any kind whatsoever arising on or after the Closing Date;

(vi)          Any other debt, contract or Liability of the Members or Seller (or its officers or directors) set forth in Paragraph 3(b) of the Disclosure Schedule which Gallagher has not expressly agreed to assume pursuant to Section 3(a) hereof;

(vii)          Liabilities shown in the “Amounts Retained by Seller” column of the Effective Date Balance Sheet; and

(viii)        All Liabilities arising from the Excluded Assets.

Section 4.              Purchase Price; Delivery of Effective Date Balance Sheet.

(a)           (i)              In consideration of the conveyance, transfer and assignment of all of the Property to Subsidiary and the non-competition and other restrictive covenants set forth in Section 8(f) hereof, Gallagher will pay the Purchase Price. As used herein, the term “Purchase Price” shall include $40,000,000 payable as follows: (I) to Seller, cash in the amount of $38,000,000; and (II) to Escrow Agent, the Escrow Deposit. As used herein, the total of (I) and (II) shall be referred to as the “Initial Purchase Price”.

(ii)            At least three Business Days prior to the Closing Date, Seller will furnish to Gallagher and Subsidiary the Effective Date Balance Sheet and all supporting documentation showing the Net Working Capital; provided, that Gallagher and Subsidiary shall have the right to review and approve such Effective Date Balance Sheet. In connection with Gallagher’s and Subsidiary’s review and approval of the Effective Date Balance Sheet, Gallagher, Subsidiary and their representatives shall be permitted reasonable access to the records and work papers of Seller and its representatives, and of the Members and their representatives (to the extent such records and work papers are related exclusively to the Acquired Business), and access to Seller and its representatives, and to the Members and their representatives (including their accountants) (to the extent related to the Acquired Business), upon reasonable notice for purposes of providing reasonable assistance to Gallagher, Subsidiary and their representatives in connection with the review of the Effective Date Balance Sheet. The Effective Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistently applied (after accrual of all pre-Closing Date expenses including bonuses and unpaid vacation pay, with fixed assets delivered at their net book value and with direct bill or similar commissions not accrued as an asset). The Effective Date Balance Sheet shall also contain two additional columns (“Amounts Retained by Seller” and “Amounts Transferred to Gallagher”), reflecting Seller assets and liabilities either retained by Seller or transferred to Gallagher, consistent with Sections 2 and 3 and as agreed by the parties, and a calculation of Net Working Capital substantially in the form set forth in Paragraph 4(a)(ii) of the Disclosure Schedule. As used herein, “Net Working Capital” means current assets transferred to Gallagher minus liabilities assumed by Gallagher as shown in the “Amounts Transferred to Gallagher” column of the Effective Date Balance Sheet. Any excess Net Working Capital over the Target Working Capital shall, at Gallagher’s option, be retained by Seller or increase the Initial Purchase Price on a dollar-for-dollar basis. Any shortfall in the Net Working Capital under the Target Working Capital shall reduce the Initial Purchase Price on a dollar-for-dollar basis.

(b)            Within one hundred twenty days (120) days following the Closing, Gallagher shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Seller notifies Gallagher in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Gallagher shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Gallagher are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after Seller notifies Gallagher in writing that Seller object to one or more items reported on the Allocation Schedule, the parties shall be free to allocate the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets, and file IRS Form 8594 on their respective federal, state and local Tax Returns, as determined by each of them in consultation with their Tax Return preparers. Notwithstanding any other provision of this Asset Purchase Agreement, the provisions of this Section 4(b) shall survive the Closing Date without limitation.

(c)            The parties acknowledge that there is a period of transition after the Closing Date needed to implement fully the transfer of assets, revenues, Assumed Liabilities and expenses to Subsidiary from Seller and that transactions relating to revenues, expenses and balance sheet activity may have continued after the Effective Date through Seller’s accounts that belong to or are the responsibility of Subsidiary, and through Subsidiary’s accounts that belong to or are the responsibility of Seller. Accordingly, after the Closing Date, the parties agree to cooperate in accounting for all such revenue, expenses and balance sheet activity, consistent with Sections 2 and 3 herein, including providing each other with all reasonably requested funds, information and documents such as proof of payment, bank statements, insurance company and vendor statements, and invoices. Nothing in this subsection shall be used to limit, expand or otherwise interpret the provisions of Sections 2 and 3. In addition, nothing in this subsection shall relieve Seller and the Members of their obligations under Section 19.

Section 5.              Closing; Deliverables on the Closing Date.

(a)            The closing (the “Closing”) of the Transaction shall take place (i) no earlier than November 17, 2023 and (ii) no later than the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Section 5(b) and Section 5(c) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other time or on such other date or at such other place as Seller and Gallagher may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing will occur electronically via email and facsimile on the Closing Date; provided, that if the parties mutually agree to a physical closing, then the Closing shall occur on the Closing Date at the physical location agreed upon by the parties. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)            The obligations of Gallagher and Subsidiary to consummate the Transaction are subject to delivery, or waiver by Gallagher and Subsidiary in their discretion, at or prior to the Closing Date, of the following items:

(i)             Seller’s Resolutions. A certified copy of resolutions adopted by Seller’s board of managers or directors and/or the Members approving the sale, transfer and delivery of the Property to Gallagher for the consideration and upon the terms and conditions provided for in this Asset Purchase Agreement.

(ii)            Good Standing. A certificate of good standing together with a list of all documents on file and a tax status report and U.C.C. filing clearance certificate issued by the New York Secretary of State, certificates of good standing from jurisdictions in which Seller is qualified as a foreign corporation, and any other certificate or clearance necessary or appropriate to consummate the Transaction, or to confirm the fact that the Property is being transferred free and clear of Encumbrances and defects in title of any kind.

(iii)           Employment Agreements. Aaron Whitehouse and Ian Whitehouse shall each have entered into a three-year employment agreement (the “Employment Agreements”) with Gallagher, and shall not have been revoked, rescinded or otherwise terminated. The individuals listed in Paragraph 5(b)(iii) of the Disclosure Schedule shall have entered into Gallagher’s standard form at-will employee agreement and shall not have been revoked, rescinded or otherwise terminated.

(iv)           Bill of Sale. Seller shall have executed a bill of sale (“Bill of Sale”) in the form of Exhibit A hereto, which will effect the conveyance and transfer of the Property.

(v)            Escrow Agreement. Seller and the Members shall have executed an escrow agreement (“Escrow Agreement”) on terms mutually agreed to by the parties, providing for the Escrow Deposit to be made with the Escrow Agent on the Closing Date or immediately upon receipt, as security for performance of the indemnification obligations of the Seller and the Members.

(vi)           Evidence of Tail Coverage. Seller shall have delivered to Gallagher evidence of the Tail Coverage required by Section 8(g).

(vii)          Intellectual Property Assignments. Assignments (“Intellectual Property Assignments”) in form and substance satisfactory to Gallagher and duly executed by Seller, transferring all of Seller’s right, title and interest in and to such of the Intellectual Property Assets to Gallagher as Gallagher deems necessary.

(viii)         Transition Services Agreement. Seller and the Members shall have executed a transition services agreement (“Transition Services Agreement”) in a form to be mutually agreed on by the parties.

(ix)           Referral Agreement. Seller and the Members shall have executed a referral agreement (“Referral Agreement”) in a form to be mutually agreed on by the parties.

(x)            Client Services Agreement. Seller and the Members shall have executed a client services agreement (“Client Services Agreement”) in a form to be mutually agreed on by the parties.

(xi)           Lease Assumption. Seller and the relevant landlord shall have executed an Assignment and Assumption of Lease for Seller’s office located at 80 North Main Street, Wellsville, New York in a form reasonably satisfactory to Gallagher (“Assignment and Assumption of Lease”).

(xii)           Form W-9. Gallagher shall have received a duly executed IRS Form W-9 from Seller showing that Seller is a U.S. citizen or other U.S. person under the Code and is exempt from backup withholding Tax.

(xiii)          Delivery of Effective Date Balance Sheet. Seller shall have delivered to Gallagher the Effective Date Balance Sheet and all supporting documentation in accordance with Section 4(a)(ii).

(xiv)         Other Documents. Gallagher and Subsidiary shall have received such other certificates, documents and instruments as counsel for Gallagher shall reasonably conclude are required to consummate the Transaction.

(c)            The obligations of Seller and the Members to consummate the Transaction are subject to the delivery, or waiver by Seller and the Members in their discretion, on or prior to the Closing Date of the following items:

(i)             Purchase Price. Seller shall have received the Initial Purchase Price deliverable in accordance with the provisions of Section 4(a), less the Escrow Deposit.

(ii)            Assumption. Gallagher and Subsidiary shall have executed an assumption (“Assumption Agreement”) in the form of Exhibit B hereto with respect to the obligations of Seller which Subsidiary has agreed to assume under the provisions of Section 3.

(iii)           Bill of Sale. Gallagher shall have executed the Bill of Sale.

(iv)           Escrow Agreement. Gallagher shall have executed the Escrow Agreement.

(v)            Lease Assumption. Gallagher shall have executed an Assignment and Assumption of Lease for Seller’s office located at 80 North Main Street, Wellsville, New York.

(vi)           Transition Services Agreement. Gallagher shall have executed the Transition Services Agreement.

(vii)          Referral Agreement. Gallagher shall have executed the Referral Agreement.

(viii)         Client Services Agreement. Gallagher shall have executed the Client Services Agreement.

(ix)            Other Documents. Seller shall have received such other certificates, documents and instruments as counsel for Seller shall reasonably conclude are required to consummate the Transaction.

Section 6.              Representations and Warranties of Seller and the Members.

Seller and the Members (where applicable) jointly and severally represent and warrant to Gallagher and Subsidiary as follows:

(a)            Organization and Authority.

(i)             Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York. Except as set forth in Paragraph 6(a) of the Disclosure Schedule, Seller has no subsidiaries nor any direct or indirect interest or interests by stock ownership or otherwise in any firm, association or business enterprise. Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Seller has full corporate power and authority to execute, deliver and perform this Asset Purchase Agreement and has taken all corporate action required by Law, its articles of organization, bylaws or otherwise, to authorize the execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction.

(ii)            Evans National is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York. Evans National has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Evans National has full corporate power and authority to execute, deliver and perform this Asset Purchase Agreement and has taken all corporate action required by Law, its articles of organization, bylaws or otherwise, to authorize the execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction.

(iii)           Evans Bancorp is a New York corporation registered as a financial holding company under the Banking Company Act of 1956, duly organized, validly existing and in good standing under the laws of the State of New York. Evans Bancorp has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Evans Bancorp has full corporate power and authority to execute, deliver and perform this Asset Purchase Agreement and has taken all corporate action required by Law, its certificate of incorporation, bylaws or otherwise, to authorize the execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction.

(b)            Membership Interests. The authorized, issued and outstanding membership interests in Seller are as set forth in Paragraph 6(b) of the Disclosure Schedule. All of the authorized, issued and outstanding membership interests of Seller have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Paragraph 6(b) of the Disclosure Schedule, the persons listed thereon are the lawful, record and beneficial owners of all of the authorized, issued and outstanding membership interests in Seller free and clear of any Encumbrances, or other arrangements or restrictions. There are no rights/agreements of any kind outstanding to purchase or otherwise to acquire any membership interests in Seller, and there are no securities or obligations of any kind convertible into any membership interests in Seller. There exists no plan, agreement or intention to allocate or distribute the Initial Purchase Price other than in accordance with the membership interests reflected in Paragraph 6(b) of the Disclosure Schedule including, without limitation, allocating differently among the Members or allocating to current or former employees of the Acquired Business.

(c)            Foreign Qualifications; Licenses. Seller is duly qualified and licensed and in good standing as a foreign corporation duly authorized to transact business in all jurisdictions wherein the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification or license necessary. Seller’s licenses as insurance brokers or agents and certificates of approval to engage in the Acquired Business and other governmental approvals are listed and described in Paragraph 6(c) of the Disclosure Schedule, are all valid and in good standing and are sufficient to permit Seller to conduct its business as now being conducted.

(d)            Financial Statements. Seller has delivered to Gallagher and Subsidiary a true and correct copy of the Seller’s Financial Statements, which are set forth in Paragraph 6(d) of the Disclosure Schedule. Seller’s Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, with no material differences between such statements and the financial records maintained and the accounting methods applied by Seller for tax purposes (except as may be described in Paragraph 6(d) of the Disclosure Schedule); and (iii) present fairly the financial condition of the Seller as at December 31, 2022 and August 31, 2023, respectively, and its results of operations for the periods then ended. As of December 31, 2022 and August 31, 2023, Seller did not have any liability, commitment or obligation of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) which is not shown or adequately provided for in Seller’s December 31, 2022 and August 31, 2023 Financial Statements, respectively. Seller is a single member limited liability company, disregarded for federal and state income Tax purposes; consequently, no provision has been made for federal, state, local or other income taxes of Seller on Seller’s December 31, 2022 or August 31, 2023 Financial Statements.

(e)            Tax Matters.

(i)             Seller and its subsidiary, which, for purposes of clarity, was dissolved prior to the date of this Asset Purchase Agreement, have timely filed or caused to be filed, including applicable income Tax Return extensions, (taking into account any valid extensions) all income and other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes owed by Seller or its subsidiary (whether or not shown or required to be shown on any Tax Return) have been paid, other than Taxes that are being contested in good faith through appropriate proceedings. No claim has ever been made by an authority in a jurisdiction where Seller or its subsidiary does not file Tax Returns that Seller or its subsidiary is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)            Seller and its subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party with respect to the Acquired Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)           There is no dispute or claim concerning any Tax Liability of Seller with respect to the Acquired Business or the Purchased Assets either (A) claimed or raised by any authority in writing or (B) as to which any of the Members and the managers and officers (and employees responsible for Tax matters) of Seller or its subsidiary has Knowledge based upon personal contact with any agent of such authority. Paragraph 6(e) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to Seller and its subsidiary for taxable periods ended on or after December 31, 2019, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Gallagher correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller and any of its subsidiaries since December 31, 2019.

(iv)           Neither Seller nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)            The unpaid Taxes of Seller and its subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and its subsidiaries in filing their Tax Returns.

(vi)           None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code §280G.

(vii)          Seller is, and has been at all times since formation, properly classified for federal (and where applicable state and local) income Tax purposes as “disregarded as an entity separate from its owners” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).

(viii)         Seller is not a party to any Tax allocation or sharing agreement.

(ix)            Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Evans Bancorp) and (B) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(f)            Material Contracts. Paragraph 6(f) of the Disclosure Schedule, lists (indicating name of Contract, date, name of each party, subject, term and termination date) each of the following Contracts (x) by which any of the Property are bound or materially affected or (y) to which Seller is a party or by which it is bound in connection with the Acquired Business or the Property (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in Paragraph 6(i) of the Disclosure Schedule and all Intellectual Property Agreements set forth in Paragraph 6(v)(ii) of the Disclosure Schedule, being “Material Contracts”): (i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice; (ii) all written Contracts with clients and customers; (iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, insurance company (that represents a top thirty insurance company relationship with the Seller (by commission dollar value)), wholesale agent, referral agent, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice; (vii) all Contracts relating to indebtedness, loans or credit (including, without limitation, guarantees); (viii) all Contracts with any Governmental Entity (“Government Contracts”); (ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) all joint venture, partnership or similar Contracts; (xi) all Contracts for the sale of any of the Property or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Property; (xii) all powers of attorney with respect to the Acquired Business or any Property; (xiii) all collective bargaining agreements or Contracts with any union; (xiv) all Contracts which provide that when losses of a client of Seller exceed a specified amount, Seller is obligated to assume, directly or indirectly, or to reimburse any other person for, any portion of said losses, or to any agreement under which any portion of any fees, commissions or other payments earned by or payable to Seller is to be split with or otherwise paid to any other person; (xv) employment bonus, profit sharing, deferred compensation, hospitalization, retirement, insurance, pension, welfare, stock option or stock purchase plan, arrangement or agreement or any other plan, agreement or arrangement providing for employee benefits or for the remuneration, direct or indirect, of its partners, directors, officers or employees; (xvi) contracts or agreements with any partner, director or officer of Seller or with any of the Members or their Affiliates; (xvii) any agreement with any insurance company that represents a top thirty insurance company relationship with the Seller (by commission dollar value) pursuant to which contingent, profit sharing or bonus commissions or fees previously received by Seller may have to be returned by Seller; and (xviii) all other Contracts that are material to the Property or the operation of the Acquired Business and not previously disclosed pursuant to this Section 6(f).

Each Material Contract is valid and binding on Seller or such applicable Affiliate in accordance with its terms and is in full force and effect. None of Seller or Members, to Seller’s or Members’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth in Paragraph 6(f) of the Disclosure Schedule, no event, circumstance, condition or omission exists that, with or without notice or lapse of time, or both, would constitute a violation, breach or default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No party thereto has repudiated, or has requested a waiver or an amendment to, any material provision of any Material Contract. Except as set forth in Paragraph 6(f) of the Disclosure Schedule, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Gallagher. There are no material disputes pending or, to the Knowledge of Seller or Members, threatened under any Contract included in the Property.

(g)            Absence of Certain Actions. Except as set forth in Paragraph 6(g) of the Disclosure Schedule, since December 31, 2022, (i) the Acquired Business has been conducted in the Ordinary Course of Business; (ii) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) no event has occurred or circumstance exists and neither Seller nor the Members are aware of any threatened occurrence, any development or any indication by a customer, broker, officer, director, employee, independent contractor or insurance company which would materially and adversely affect the assets, liabilities, business, operations, affairs, properties or prospects of Seller; and (iv) Seller, the Members (with respect to the Acquired Business) and their Affiliates (with respect to the Acquired Business) have not (A) created or incurred any liability (absolute or contingent) except unsecured current liabilities incurred for other than money borrowed; (B) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities shown on Seller’s December 31, 2022 Financial Statements (including current installments of long-term debt), taxes and current liabilities incurred since December 31, 2022 in the Ordinary Course of Business; (C) suffered any losses or any other event or condition of any character adverse to its business, or waived any rights in excess of $10,000; (D) made any capital expenditures or capital additions or improvements which in the aggregate amount exceeded $25,000; (E) sold or otherwise disposed of any of its assets, tangible or intangible, or cancelled any debts or claims except in the Ordinary Course of Business; (F) declared or paid any dividends other than in the Ordinary Course of Business, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any membership interest in Seller; (G) issued or sold any membership interest in Seller; (H) changed its cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable and accrual of other expenses; or (I) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its present or former partners, managers, officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or increased the rate of compensation, including salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments being paid at January 1, 2023, to any of its present or former managers, directors, officers or employees other than in the Ordinary Course of Business or as otherwise permitted by Gallagher and Subsidiary.

(h)            Title; List of Fixed Assets. Seller or its applicable Affiliate owns and has good, valid and marketable title to all of the Property, including, but not limited to, the property and assets reflected on Seller’s August 31, 2023 Financial Statements (other than property and assets disposed of in the Ordinary Course of Business since the date of the August 31, 2023 Financial Statements), free and clear of any Encumbrances, except Permitted Encumbrances. The Property constitutes all of the assets, tangible and intangible, other than the Excluded Assets, necessary to operate the Acquired Business in the manner presently operated by Seller, and the Property will be adequate to enable Subsidiary to continue to conduct the Acquired Business as it is presently being conducted and as it is currently contemplated to be conducted by Seller. A list of all furniture, fixtures and equipment of Seller and its Affiliates used in the Acquired Business is attached hereto as Paragraph 6(h) of the Disclosure Schedule. The Customers represent all of the customer accounts and relationships from which Seller (including its officers, members, managers, employees and agents) derive revenue or have derived revenues in the two years prior to the date hereof.

(i)            Real Property. Seller owns no real property. Paragraph 6(i) of the Disclosure Schedule sets forth each parcel of real property leased by Seller and its Affiliates used in or necessary for the conduct of the Acquired Business as currently conducted, together with all rights, title and interest of Seller and its Affiliates in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Gallagher a true and complete copy of each Lease. With respect to each Lease: (i) such Lease is valid, binding, enforceable and in full force and effect, and Seller and its Affiliates enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) Seller and its Affiliates are not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller and its Affiliates have paid all rent due and payable under such Lease; (iii) Seller and its Affiliates have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller and its Affiliates under any of the Leases and, to the Knowledge of Seller and its Affiliates, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; (iv) Seller and its Affiliates has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) Seller and its Affiliates has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.Seller and the Members have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty. Except as set forth in Paragraph 6(i) of the Disclosure Schedule, the Leased Real Property is sufficient for the continued conduct of the Acquired Business in substantially the same manner as conducted prior to the date hereof and constitutes all of the real property necessary to conduct the Acquired Business as currently conducted.

(j)            Insurance. Seller has maintained and will continue to maintain until the Closing Date, insurance (i) on its tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in amounts equal to or in excess of the fair market value, and (ii) against personal injury and property damage to third persons, errors and omissions/professional liability and otherwise in respect of its services and operations. The policies for all such insurance are described in Paragraph 6(j) of the Disclosure Schedule (the “Insurance Policies”) including for each policy, the name, address and telephone number of the agent, the name of the insurer, the policy number and policy period, deductibles/self-insured retention, limits and whether the coverage is written on claims-made, occurrence or other basis and the following information for open claims or claims closed in the last five years for errors and omission matters (whether reported under any policy of insurance or not): name of claimant/customer; amount claimed; location of claim; date of alleged incident and date reported to Seller’s insurer; description of claim; underlying coverage of claimant involved including carrier identification; expense reserve; indemnity reserve; amount paid to date of loss and expense; and, in the case of closed matters, amount paid in judgment or settlement. Neither Seller nor any of its Affiliates has received any written notice of cancellation of premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid through the Closing Date. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are, to the Knowledge of Seller and the Members, financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. The description of all such insurance policies set forth in Paragraph 6(j) of the Disclosure Schedule is accurate in all material respects. Copies of the Insurance Policies have been made available to Gallagher.

(k)            Receivables. All Receivables reflected on the Seller’s August 31, 2023 Financial Statements and any Receivables arising after the date thereof have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice, are substantially current and, to the Knowledge of Seller and the Members, fully collectible (in the case of any such note receivable, in accordance with its terms, and in the case of any such account receivable, within 90 days after the Closing Date) at the aggregate gross amounts thereof recorded on Seller’s August 31, 2023 Financial Statements. Except as disclosed in Paragraph 6(k) of the Disclosure Schedule, since December 31, 2022, no Customer has requested a waiver, extension or modification to any payment terms with respect to any Receivable. All notes receivable on Seller’s August 31, 2023 Financial Statements and all other securities held by Seller, the outstanding balance thereof as of August 31, 2023, the obligor thereunder or issuer thereof and the maturity thereof if any are described in Part I of Paragraph 6(k) of the Disclosure Schedule. All accounts receivable of Seller as of August 31, 2023, the outstanding balance thereof and the obligor thereunder is described in Part II of Paragraph 6(k) of the Disclosure Schedule.

(l)            Revenues. The aggregate revenues earned by Seller attributable to the Acquired Business during the last three full fiscal years and the revenues earned by Seller during the current fiscal year through August 31, 2023 are listed in Paragraph 6(l)(i) of the Disclosure Schedule. Except as described in Paragraph 6(l)(ii) of the Disclosure Schedule, all insurance brokerage or agency business placed by all employees of Seller has been placed by them through and in the name of Seller and all commissions on such business have been paid to and are the property of Seller (including commissions on life insurance policies). Except as disclosed in Paragraph 6(l)(iii) of the Disclosure Schedule, since December 31, 2022, Seller has not lost any insurance brokerage or agency customer or broker or production source (including one of the Customers) producing average annualized commissions, fees or other revenues of $5,000 or more over the immediately preceding three years or, if less than three years ago, since the customer was first acquired. As used in the preceding sentence, the term “lost” means Seller has ceased to receive revenue from such customer, broker or production source or Seller or a Member has Knowledge that revenue will cease to be received from such customer, broker or production source including without limitation, if Seller or a Member has received a broker or agent of record letter or Seller has Knowledge of circumstances where it is more likely than not that revenue will cease to be received in the 12 months after August 31, 2023.

(m)           Legal and Other Proceedings. Except as set forth in Paragraph 6(m) of the Disclosure Schedule: (i) there is no Action pending or, to the knowledge of Seller or the Members, threatened to be brought, in any court or before any Governmental Entity against, by or affecting either Seller or the Acquired Business, prospects or condition (financial or otherwise) or any of its properties or assets, including without limitation, any Action for which there may be insurance coverage available under the insurance coverages set forth on Paragraph 6(j) of the Disclosure Schedule; (ii) there is no Action pending or, to the knowledge of Seller or the Members, threatened in any court or before any Governmental Entity which would prevent the carrying out of this Asset Purchase Agreement or the Transaction or which would declare the same unlawful or cause the rescission of these transactions; (iii) neither Seller nor any Member (solely with respect to the Acquired Business) has been charged with nor, to the knowledge of Seller or the Members, is threatened with or under any Action with respect to, any charge concerning any violation of any provision of any Law; (iv) neither Seller nor any Member (solely with respect to the Acquired Business) has received, or is in default with respect to, any Governmental Order; (v) neither Seller nor any Member (solely with respect to the Acquired Business) has received any Action within the last two years from any Governmental Entity; and (vi) neither the Seller nor any Member (solely with respect to the Acquired Business) nor any of its or their respective officers, directors, employees, agents or representatives acting on its or their behalf, has in the past 10 years, directly or indirectly, made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Covered Party, (x) for the purpose of (A) influencing any act or decision of that person, (B) inducing that person to omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) inducing that person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist the Seller in obtaining or retaining business, or directing business to any person, whether or not lawful, or (y) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(n)            Corporate Action. Seller has taken or will take, prior to the Closing Date, all action (including all necessary member action) required to authorize the execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction. The execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of any applicable Law of any Governmental Entity having jurisdiction over Seller, the articles of organization or operating agreement of Seller, or any agreement to which Seller or any of the Members is a party or by which any of them may be bound or of any order, judgment or decree applicable to any of them, or result in the creation of any security interest, claim, lien, charge or encumbrance upon any of the property or assets of Seller or upon the Property, or terminate or result in termination of any such agreement, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, approvals, certificates, permits or authorizations referred to in Section 6(c) of this Asset Purchase Agreement.

(o)            Conflicts of Interest. Neither Seller nor any partner, director or member of Seller has any direct or indirect interest in any firm, corporation, association or business enterprise which competes with, is a customer or sales agent of or is engaged in any insurance business of the kind being conducted by Seller except for interests that are not greater than one percent in a corporation whose shares are regularly traded on a national securities exchange or are quoted on Nasdaq.

(p)            Bank Accounts. Paragraph 6(p) of the Disclosure Schedule sets forth a list of all banks in which Seller has accounts or maintains safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

(q)            Employees, Officers and Directors.

(i)             Except as set forth in Paragraph 6(q)(i) of the Disclosure Schedule and any employee benefit plans, Seller, the Members or any of their Affiliates do not have any employment contracts or other agreements for the compensation of any of the Business Employees or providing for such compensation directly or indirectly, and Seller, the Members and their Affiliates do not have, and will not have on the Closing Date, any obligations to the Business Employees other than obligations arising in the Ordinary Course of Business on account of wages and salaries for prior services performed or as expressly provided in this Asset Purchase Agreement or in an Ancillary Document.

(ii)            Set forth in Paragraph 6(q)(ii) of the Disclosure Schedule is the following: (A) the names of each Business Employee, independent contractor and consultant, together with (I) a statement of the full amount paid or payable to each such person in respect of the last fiscal year, (II) a summary of the basis on which each such person is compensated if such basis is other than a fixed salary rate and the portion of such person’s compensation allocable to each element of such basis, (III) a statement of whether each such person is currently working remotely and (IV) such person’s job title, birth date, date of hire, citizenship and any change in compensation since December 31, 2022; and (B) the names of each Business Employee not actively at work on account of illness, disability or leave of absence. The Business Employees represent all of the individuals necessary to conduct the Acquired Business in the manner presently conducted by Seller, other than Affiliate-provided back-office support (such as accounting, information technology, human resources and similar services).

(iii)           Seller is not a party to or subject to any labor union or collective bargaining agreement. There have not been since December 31, 2020, and there are not pending to Seller’s or any Member’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slowdowns due to labor disagreements or any actions or arbitrations that involve Business Employees. There is no unfair labor practice, charge or complaint pending, unresolved, or, to Seller’s or any Member’s knowledge, threatened before the National Labor Relations Board that involves Business Employees. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute relating to the Acquired Business.

(iv)           Seller and the Members have complied with each, and are not in violation of any, Law relating to anti-discrimination and equal employment opportunities. There are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination, or benefits of any Business Employee or other person in connection with the Acquired Business. Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other person in connection with the Acquired Business. Seller is in compliance with and has complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(v)            Seller, the Members and their Affiliates have paid or properly accrued in the Ordinary Course of Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay (however categorized or referred to for the Acquired Business), and bonuses.

(vi)           Seller is not a party to any contract which restricts Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof. Seller has not effectuated a “plant closing” as defined in the WARN Act or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Seller, except in accordance with the WARN Act. The consummation of the Transaction will not create liability for any act by Seller on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of business.

(vii)          Except as set forth in Paragraph 6(q)(vii) of the Disclosure Schedule, Seller has not furloughed or terminated the employment of (other than for cause) any Business Employee since December 31, 2022.

(viii)         Except as set forth in Paragraph 6(q)(viii) of the Disclosure Schedule, to the Seller’s Knowledge, at any time in the one year prior to the date hereof, none of the Business Employees or independent contractors of Seller have indicated a desire to terminate or to work other than on a full-time basis.

(r)            Corporate Records. The copies of the articles of organization of Seller and all amendments thereof, certified by the Secretary of State of New York, and of the limited liability company operating agreement of Seller, as amended, certified by the Secretary or an Assistant Secretary of Seller, all of which have been delivered or will be delivered to Gallagher on or before the Closing Date, are and will be, on the Closing Date, complete and correct. The minute books of Seller are complete and correctly reflect and will, on the Closing Date, reflect in all material respects all corporate actions of Seller, its managers and/or members taken at all meetings or by written consent and correctly record and will record, on the Closing Date, all resolutions of Seller, certified copies of which have been delivered to Gallagher.

(s)            Compliance with Law. Seller is, and has been since December 31, 2018, in compliance and the Acquired Business is, and has been since December 31, 2018, conducted in accordance with all Laws applicable to Seller and its business or the ownership or use of any of its assets, including without limitation, all Laws prohibiting transactions or dealings in, with or involving countries or persons sanctioned by any Governmental Entity, including Iran, Syria, Cuba, North Korea, Sudan (including South Sudan), Russia, Crimea and Sevastopol (regions of Ukraine), Belarus and Venezuela. Seller is not relying on any exemption from or deferral of any Law or governmental authorization to operate the Acquired Business that would not be available to Gallagher or Subsidiary after the Closing.

(t)            Privacy and Data Security.

(i)             The Seller has a privacy policy regarding the collection, use, and disclosure of Personal Information in its possession, custody, or control, or otherwise held or processed on its behalf and is and in the past five years has been in compliance in all material respects with such privacy policy. True and complete copies of all privacy policies that have been used by the Seller in the past five years have been provided to Gallagher. The Seller has in the past five years posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Seller. As used herein, “Personal Information” includes, but is not limited to, any information that could potentially identify an individual, including name, address, social security number, birth information and similar information, as well as personal health information, protected health information and personally identifiable information as defined by any applicable Laws.

(ii)            The Seller has complied at all times with all applicable Laws regarding the collection, use, storage, retention, transfer and/or disposal of Personal Information.

(iii)           The Seller is in compliance in all material respects with the terms of all contracts to which the Seller is a party relating to data privacy, security, and/or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, retention, transfer or disposal of Personal Information).

(iv)           No Person (including any Governmental Entity) has commenced any Action relating to the Seller’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, retention or disposal of Personal Information maintained by or on behalf of the Seller, or, to the Knowledge of the Seller, threatened any such Action, or made any complaint, investigation or inquiry relating to such practices. To the Knowledge of the Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such Action described in the immediately preceding sentence.

(v)            The execution, delivery and performance of this Asset Purchase Agreement and the consummation of the Transaction, including any transfer of Personal Information resulting from such transactions, will not violate any applicable Law, the privacy policy of the Seller as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of Seller or other privacy and data security requirements imposed on Seller or any party acting on its behalf under any contracts. Upon the Closing Date, Gallagher will continue to have the right to use such Personal Information on identical terms and conditions as the Seller enjoyed immediately prior to the Closing Date.

(vi)           The Seller has established and implemented policies, programs and procedures that are commercially reasonable, including administrative, technical and physical safeguards, to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The policies, programs and procedures described in this subsection address and apply to remote working arrangements.

(vii)          Except as set forth on Paragraph 6(t) of the Disclosure Schedule, Seller has not experienced any loss, damage or unauthorized access, disclosure, use or breach of security of any Personal Information in the Seller’s possession, custody or control, or otherwise held or processed on its behalf.

(u)           Employee Benefit Plans. Except as set forth in Paragraph 6(u) of the Disclosure Schedule, there is no “employee benefit plan” established or maintained, or to which contributions have been made by Seller, as such term is defined in ERISA. Except as set forth and identified as such in Paragraph 6(u) of the Disclosure Schedule, none of any such plans is a defined benefit plan. None of any such plans is a multiemployer plan as contemplated by ERISA. No ERISA Affiliate has or in the past has had any obligation with respect to a defined benefit plan (other than a plan specifically identified as such in Paragraph 6(u) of the Disclosure Schedule) or a multiemployer plan. Seller has provided all required notification under COBRA to all former employees of Seller who have terminated employment with Seller on or prior to the Closing Date and experienced a COBRA qualifying event, and to all other parties who became “qualified beneficiaries” under COBRA with respect to any group health plans maintained for the Business Employees, and is providing COBRA coverage to all former employees and other qualified beneficiaries of Seller who elected COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder. A list of all such individuals is set forth in Paragraph 6(u) of the Disclosure Schedule. Except for benefits required by COBRA, no benefit plan set forth in Paragraph 6(u) of the Disclosure Schedule, and no other employee benefit plan, program or arrangement maintained, contributed to or participated in by the Seller or any ERISA Affiliate of the Seller, provides for welfare (such as health, medical or life insurance) benefits for any individual who is not an employee or for any employee after his or her termination of employment. Except as set forth in Paragraph 6(u) of the Disclosure Schedule, the consummation of the Transaction will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any individual. Each employee benefit plan, program or arrangement (whether or not subject to ERISA) in which the Seller participates or to which it contributes or under which Business Employees are or are expected to be entitled to benefits has been administered in all material respects in accordance with its terms and applicable Law. Seller and any applicable employee benefit plan have at all times complied in all material respects with all provisions of the Patient Protection and Affordable Care Act, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations), and the payment of the applicable penalty, and the applicable employer information reporting provisions under Section 6055 of the Code and Section 6056 of the Code and related regulations. Seller is not reasonably expected to incur or be subject to, any material Tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan (including each employee benefit plan that is an employee welfare benefit plan maintained by an ERISA Affiliate) that is subject to COBRA. Neither Gallagher nor any of its Affiliates shall incur, and could not reasonably be expected to incur, by operation of law or otherwise, any liability whatsoever with respect to, or in any way related to, any employee benefit plan, program or arrangement (whether or not subject to ERISA) in which Seller or an ERISA Affiliate of Seller participates or has participated, as part of the transactions contemplated by this Asset Purchase Agreement or otherwise (provided, however, that nothing herein affects Gallagher’s reimbursement obligations expressly set forth in Section 12(b) with respect to periods after the Closing Date).

(v)            Intellectual Property; Information Technology.

(i)             Paragraph 6(v)(i) of the Disclosure Schedule lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Acquired Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Subsidiary with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(ii)            Paragraph 6(v)(ii) of the Disclosure Schedule lists all Intellectual Property Agreements. Seller has provided Subsidiary with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s and Members’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event, circumstance, condition or omission exists that, with or without notice or lapse of time, or both, would constitute a violation, breach or default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No party thereto has repudiated, or has requested a waiver or an amendment to, any material provision of any Intellectual Property Agreement.

(iii)           Except as set forth in Paragraph 6(v)(iii) of the Disclosure Schedule, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Acquired Business as currently conducted, in each case, free and clear of Encumbrances.

(iv)           The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Acquired Business as presently conducted. The consummation of the Transaction will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Acquired Business as currently conducted.

(v)            Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements where necessary.

(vi)           The conduct of the Acquired Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of Seller and the Members, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, in any material respect any Intellectual Property Assets.

(vii)          There is no Action (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Acquired Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(viii)         All information technology and computer systems, including software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Seller (collectively, “Seller IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use, including with respect to any remote working arrangements. The material Seller IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of Seller, including with respect to any remote working arrangements. There has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the Seller IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Acquired Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the Seller IT Systems, including implementing and maintaining appropriate backup, disaster recovery and software and hardware support arrangements.

(w)           Compliance with Environmental Laws. Seller has not received and has no Knowledge that it will in the future receive from any Governmental Entity or other Person any Environmental Notice that it is in violation of, and it is not in violation of, any Environmental Law.

(x)            Underwriting Risk. Neither Seller nor any of its Affiliates own or have any investment or interest (other than customary commission arrangements) in, any captive insurance company, Carrier or underwriter. Neither Seller nor any of its Affiliates is a party to any Contract related to the Acquired Business which would require Seller or such Affiliates to assume any underwriting risk. Paragraph 6(x) of the Disclosure Schedule identifies each Carrier for which Seller or any of its Affiliates exercises any underwriting authority, with, inter alia, the ability to bind coverage for an insured. A copy of each Contract with a Carrier that represents a top thirty Carrier relationship with the Seller (by commission dollar value) pursuant to which such underwriting authority has been extended has been made available to Gallagher and Subsidiary. Except as set forth in Paragraph 6(x) of the Disclosure Schedule, neither Seller nor any of its Affiliates has (a) engaged in any risk bearing or risk sharing activities, in any capacity, including as a party to any contract whereby Seller or any of its Affiliates agrees (i) to return any portion of its commissions or fees already received to any Carrier based upon the loss ratios generated by any insurance program that the Seller or its Affiliate administers for such Carrier, (ii) to participate in any underwriting gains or losses and/or (iii) to otherwise bear any portion of the total insurance risk placed through any insurance program administered by Seller or its Affiliate for any Carrier; or (b) placed or provided any securities products or services for any customers. With respect to each Carrier and program listed on Paragraph 6(x) of the Disclosure Schedule, Seller and its Affiliates are in material compliance with all underwriting guidelines and has not materially exceeded its underwriting authority to such extent that would give any such Carrier a right to claim a material breach.

(y)            Fiduciary and Third-Party Funds.

(i)             The Trust Cash held by Seller in a fiduciary capacity to meet the obligations of the Acquired Business is held exclusively by the Seller (and not any of its Affiliates) and is at least equal to the amounts required to be held in a fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts. The Acquired Business has since December 31, 2018 been conducted in accordance with fiduciary obligations applicable to insurance producers under all applicable Laws, and the Acquired Business is in compliance in all material respects with premium trust fund Laws in all jurisdictions in which it operates. All assets held by the Acquired Business on behalf of any Customer, Carrier or other third party are currently and, since December 31, 2018 have been, held, administered and disbursed by the Acquired Business in accordance with the terms of applicable Contracts with such third parties and all applicable Laws in all material respects. The Acquired Business has remitted to the appropriate Carrier(s) net of commissions all amounts collected from any insured or customer, directly or through any sub-producer, to the extent due to the Carriers.

(ii)            Seller does not hold assets on behalf of third parties with respect to which it has check writing or electronic funds transfer authority.

(z)            Certain Regulatory Matters.

(i)             To the Seller’s Knowledge, all material policy, contract forms and rates relating to the insurance policies produced by the Acquired Business have, to the extent required by applicable Law, been approved by the relevant Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for such objection and thereafter have been administered in accordance with applicable Law in all material respects. The Acquired Business has disclosed to the extent required by applicable Law to each of its customers and clients the nature and extent of the compensation (including contingent revenues) received by the Acquired Business, directly or indirectly, from Carriers, insurance intermediaries and premium finance companies in respect of any Insurance Services or Benefit Services transacted by the Acquired Business on behalf of such customers or clients.

(ii)            Except as set forth in Paragraph 6(z)(ii) of the Disclosure Schedule, (a) each producer and sub-producer, since December 31, 2018, at the time such Person solicited, marketed, negotiated, placed, wrote, sold, produced, administered or otherwise transacted (“Transacted”) business was duly and appropriately licensed, authorized and appointed, in each case to the extent required by applicable Law and in the particular jurisdiction in which such producer or sub-producer Transacted such business, for the type of business solicited, negotiated, placed, written, sold or produced or any recommendation made by such producer or sub-producer on behalf of the Acquired Business; (b) no producer or sub-producer has violated in any material respect any term of any applicable Law relating to the solicitation negotiation, placement, writing, sale or production of products for the Acquired Business, including with respect to material omissions or representations, conflicts of interest, churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictious bids or quotes; and (c) no producer or sub-producer has been subject to any Governmental Order on account of any material violation of any applicable Law in connection with such Person’s actions in his, her or its capacity as a producer or sub-producer for the Business or any enforcement or disciplinary proceeding alleging any such violation. Paragraph 6(z)(ii) of the Disclosure Schedule sets forth each Business Employee authorized or permitted to act as an insurance agent or broker on behalf of the Acquired Business. All compensation paid to each such producer or sub-producer was in all material respects paid in accordance with applicable Laws. There are no disciplinary proceedings or investigations by any Governmental Entity pending or, to the Seller’s or Members’ Knowledge, threatened against any of the Business Employees with respect to any licenses or registrations held by them. To Seller’s and the Members’ Knowledge, there has been no occurrence or set of circumstances that may give rise to any disciplinary proceeding or investigation of the nature described in the proceeding sentence.

(iii)           To the Seller’s Knowledge, no Business Employee is a party to or bound by any agreement which prevents it from doing business on behalf of such entity with any Carrier. To the Seller’s Knowledge, no Business Employee has bound, or has committed to bind, any insurance coverage in connection with any policy which exceeds his or her binding authority in respect thereof.

(iv)           Except as set forth in Paragraph 6(z)(iv) of the Disclosure Schedule, the Seller solely owns all expirations and renewal rights with respect to Contracts with Carriers and Customers, including (a) the right to service, continue and renew, and collect all commissions and other amounts, including contingent revenues, (b) the right to produce insurance policies with respect to any current, former and prospective customer, subject to the rights of such customers to choose whether to do business with the Acquired Business, (c) customer lists (whether former, current or prospective) owned or used by the Acquired Business in the conduct of the Acquired Business and the following information relating to each of the customers: (i) the customer name, address and contact information, (ii) the insurance products purchased through the Acquired Business, (iii) the purchasing preferences of such customers and (iv) strategies for placing insurance with such customers. There are no Contracts with the Seller or any of its Affiliates providing for compensation or indemnification of Customers or the provision of financing (whether in form of contract loans or otherwise) to Customers.

(v)            The Acquired Business has taken industry standard actions as reasonably necessary to protect and maintain in all material respects the confidentiality of the terms of the Contracts with Carriers and Customers and all confidential information relating to the Acquired Business, and to prevent the unauthorized use thereof by any Person.

(vi)           As of the date hereof, there are no outstanding (a) material disputes with any Carrier or Customer concerning material amounts of commissions or other compensation, (b) to the Seller’s and the Members’ Knowledge, material errors and omissions claims against any of the Seller or any of its Affiliates relating to the Acquired Business, or (c) material amounts owed by any Carrier or Customer to the Seller or any of its Affiliates.

(vii)          The Seller and its Affiliates have with respect to the Acquired Business complied in all material respects with all applicable Laws relating to (a) price fixing, “bid rigging,” “steering” and other anticompetitive activities, (b) unlawful rebating and inducements, excess fees and charges, sharing commissions with, or otherwise “aiding and abetting”, an unlicensed producer (including through the payment of excessive or improperly contingent referral fees), and other unfair insurance trade practices, (c) the segregation of and accounting for premium trust funds and all regulatory and other requirements of any Governmental Entity relating to trust accounts and insurance premium liability, (d) market conduct recommendations resulting from market conduct audits, examinations or investigations by any Governmental Entity and (e) unclaimed property, escheatment and similar applicable Law.

(viii)         In addition to subparagraphs (i) – (vii) and not in limitation (in any respect) thereof, to Seller’s and Members’ Knowledge, the Seller is in compliance in all material respects (i) with all local, state and federal regulatory requirements applicable to the Acquired Business, (ii) have made all material filings required with respect thereto and have all material licenses and permits that are required to conduct the Acquired Business as presently conducted, and (iii) since December 31, 2018, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply with, any material applicable Law, licenses or permits with respect to the conduct of the Acquired Business.

(aa)          Transactions with Affiliates; Shared Contracts.

(i)             Except as set forth in Paragraph 6(aa)(i) of the Disclosure Schedule and except for the Related Party Transactions (as defined below), none of any of Seller’s Affiliates nor any Related Party: (i) is a party to any Contract with the Seller or that relates to the Acquired Business, (ii) has any interest (whether an ownership, investment or other financial interest or otherwise), directly or indirectly, in or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Seller; (iii) owns or otherwise has any rights in or to, directly or indirectly, in whole or in part, any interest in Intellectual Property Assets or other assets (tangible or intangible) used in the Acquired Business; (iv) has borrowed money from or has any loan outstanding to or cause of action or other claim whatsoever against Seller; (v) provides any services (other than as an employee of Seller or Seller’s Affiliates) or other benefits to the Seller or the Acquired Business; or (vi) has made, on behalf of the Acquired Business, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Seller or any of its Affiliates or, to Seller’s or the Members’ Knowledge, any relative of any of the foregoing, is a material partner or equityholder.

(ii)            Paragraph 6(aa)(ii) of the Disclosure Schedule sets forth an accurate and complete list of (i) all Shared Contracts, and (ii) all Contracts between and among the Seller, on the one hand, and any Member or any of its Affiliates (other than Seller) or any Related Party, on the other hand (collectively, the “Related Party Transactions”).

(bb)         [Reserved.]

(cc)          Brokers. Except for fees payable to Piper Sandler & Co., the cost of which shall be fully paid by Seller and the Members, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any Ancillary Document based upon arrangements made by or on behalf of Seller.

(dd)         COVID-19-Related Matters.

(i)             Except as set forth in Paragraph 6(dd)(i) of the Disclosure Schedule, Seller has not applied for and/or received any loans or other benefits from any Law, stimulus package or program passed or implemented by any Governmental Entity in response to the pandemic caused by the novel coronavirus and its associated disease (the “COVID-19 Pandemic”), including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Without limiting the generality of the immediately preceding sentence, Seller has not received any Tax benefits or deferred any Taxes under the CARES Act or any other Law, stimulus package or program passed or implemented by any Governmental Entity in response to the COVID-19 Pandemic.

(ii)            Paragraph 6(dd)(ii) of the Disclosure Schedule sets forth any claims submitted under any of the Insurance Policies resulting from or arising out of the COVID-19 Pandemic.

(ee)          No Other Representations and Warranties. Except as otherwise set forth in this Asset Purchase Agreement, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, neither Seller nor any Member has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller, Members or Acquired Business that has been furnished or made available to Gallagher or Subsidiary. Notwithstanding anything herein to the contrary, nothing in this Section 6(ee) or elsewhere in this Asset Purchase Agreement shall limit or otherwise affect any claims of, or causes of action arising from, fraud.

Section 7.              Representations and Warranties of Gallagher and Subsidiary.

Gallagher and Subsidiary represent and warrant to Seller and the Members as follows:

(a)            Organization. Gallagher is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Gallagher and Subsidiary has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

(b)            Corporate Authority. Gallagher and Subsidiary have full corporate power and authority to execute, deliver and perform this Asset Purchase Agreement and have taken all corporate action required by Law, their certificates of incorporation, bylaws or otherwise, to authorize the execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction.

(c)            Corporate Action. Gallagher and Subsidiary have taken or will take, prior to the Closing Date, all action (including all necessary equityholder action) required to authorize the execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction. The execution and delivery of this Asset Purchase Agreement and the consummation of the Transaction will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of any applicable Law of any Governmental Entity having jurisdiction over Gallagher or Subsidiary, the certificate of incorporation or bylaws of Gallagher, or the certificate of formation or operating agreement of Subsidiary, or any agreement to which Gallagher or Subsidiary is a party or by which any of them may be bound or of any order, judgment or decree applicable to any of them, which in any such event, would reasonably be expected to materially impair the ability of Gallagher or Subsidiary to consummate the transactions contemplated hereby.

(d)            Legal Actions. There are no Actions pending or, to Gallagher’s or Subsidiary’s Knowledge, threatened against or affecting Gallagher or Subsidiary that, if adversely determined, would have a material adverse effect on Gallagher’s or Subsidiary’s ability to consummate the Transaction or perform its obligations hereunder or under the other transactions or agreements contemplated hereby.

(e)            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any Ancillary Document based upon arrangements made by or on behalf of Gallagher or Subsidiary.

(f)            No Other Representations and Warranties. Except as otherwise set forth in this Asset Purchase Agreement, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, neither Gallagher nor Subsidiary has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Gallagher or Subsidiary that has been furnished or made available to Seller or Members. Notwithstanding anything herein to the contrary, nothing in this Section 7(f) or elsewhere in this Asset Purchase Agreement shall limit or otherwise affect any claims of, or causes of action arising from, fraud.

Section 8.              Covenants of Seller and the Members.

Seller and each Member jointly and severally covenant and agree with Gallagher as follows:

(a)            Corporate Approvals; Consents. The Members have duly approved by vote or written consent this Asset Purchase Agreement and the Transaction and will take all such other action which Gallagher and Subsidiary shall reasonably deem necessary or appropriate to consummate the Transaction. The Members and Seller have delivered to Subsidiary on the Closing Date the required consents of the other parties under the Assumed Contracts and the assignment to Subsidiary of such leases and other contracts upon the same terms and conditions as are presently contained in such leases and other contracts and licenses and certificates.

(b)            Name Change and License Transition. In order to provide for an orderly transition of insurance company relationships and revenue flows, Seller will as soon as practicable but no sooner than 120 days after the Closing Date unless shortened by Subsidiary (the “Continuation Period”) (i) cause its name to be changed to a name other than The Evans Agency or any similar name by filing all necessary papers with the appropriate officials of its state of incorporation and other jurisdictions in which it is qualified to do business; (ii) take such action as may be required to withdraw from qualification to do business as a foreign corporation in any jurisdiction where so qualified; and (iii) terminate or withdraw Seller entity licenses. Seller will reasonably cooperate with Subsidiary to transfer each licensed Transferred Employee (as hereinafter defined) to Subsidiary licenses and keep intact entity licenses during the Continuation Period.

(c)            Taxes. Seller agrees to report as its taxable income all income attributable to the accounts receivable included within the Property conveyed hereunder and set forth in the “Amounts Transferred to Gallagher” column of the Effective Date Balance Sheet, net of any allowance for doubtful accounts. Seller will prepare and file, on or before their respective due dates, including applicable income Tax Return extensions, all federal and state Tax Returns with respect to its operation up to the Closing Date and will submit a copy of such returns to Gallagher and Subsidiary prior to filing.

(d)            [Reserved.]

(e)            Use of Name. Except as contemplated by Section 8(b), after the Closing Date, Seller and the Members will not use commercially or operate any business under the name The Evans Agency or any similar name.

(f)            Non-Competition; Misuse of Confidential Information. In order to protect the goodwill and other assets being acquired in the Transaction as well as the legitimate interests of Gallagher and Subsidiary in, among other things, protecting its Confidential Information, relationships with Gallagher and Subsidiary accounts, and related existing goodwill, and in consideration for the covenants and agreements set forth in this Asset Purchase Agreement, Seller and the Members hereby agree to the following restrictive covenants, which Seller and the Members acknowledge and agree are reasonably necessary and narrowly tailored to protect the Company’s legitimate business interests:

(i)             For a period equal to five years after the Closing Date, Seller and Members will not (and will cause Seller’s and Members’ Affiliates not to), directly or indirectly, compete in any way with the business of Seller anywhere within a 25-mile radius of the location of any client, customer or Prospective Account of Seller, provided that nothing in this Section 8(f) shall require Evans Bank, N.A. to cease the Permitted Activities. For the purposes of this Section 8(f), the term “compete in any way with the business of Seller” shall mean engaging in or attempting to engage in any business similar to that carried on by Seller as of the date hereof.

(ii)            For a period equal to five years after the Closing Date, Seller and such Member will not (and will cause Seller’s and Members’ Affiliates not to), directly or indirectly, solicit, divert, sell, refer (other than pursuant to the Referral Agreement), transfer, provide, place, handle, market, accept, aid, counsel or consult in the placement, renewal, discontinuance or replacement of any Insurance Services or Benefit Services for: (x) any account of the Acquired Business or which was an account of the Acquired Business since January 1, 2022, including without limitation, the Customers (hereinafter referred to as a “Protected Seller Account”) or (y) any Prospective Account (as defined below) of Seller; provided, that nothing in this Section 8(f) shall require Evans Bank, N.A. to cease any Permitted Activities.

(iii)           Seller and each Member acknowledge that as of the Closing Date the Confidential Information is the property of Subsidiary and agree that Subsidiary has a protectable interest in any Confidential Information. Seller and each Member agree not to disclose or divulge to any person or use for Seller or such Member’s own purposes any Confidential Information without the prior written consent of Subsidiary, unless and to the extent that the aforementioned matters: (a) become generally known to or generally available for use by the public other than as a result of Seller or such Member’s acts or omissions or any other person’s wrongful acts or omissions or (b) are required to be disclosed by judicial process or applicable Law. Seller and each Member shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. “Confidential Information” means information relating to the Acquired Business or to Gallagher’s and Subsidiary’s business, as applicable, that is not generally known to the public and that is used, developed or obtained by or data relating to the Seller, Member, Gallagher or Subsidiary’s or their respective Affiliates’ unique marketing and servicing programs, procedures and techniques; retirement plan consulting, variable annuities, and fund investment business and related products and services; business, management and personnel strategies; the criteria and formulae used by the Seller, Member, Gallagher or Subsidiary or, as applicable, their respective Affiliates, in pricing their respective insurance and benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages that the Seller, Member, Gallagher or Subsidiary, or their respective Affiliates, have negotiated with various underwriters; lists of prospects compiled by the Seller, Member, Gallagher or Subsidiary, or their respective Affiliates; the identity, authority and responsibilities of key contacts at Seller, Member, Gallagher and Subsidiary accounts and accounts of their respective Affiliates, including accounts of the Acquired Business; the composition and organization of accounts’ businesses; the peculiar risks inherent in their operations; highly sensitive details concerning the structure, conditions and extent of their existing insurance coverages; policy expiration dates; premium amounts; commission rates; risk management service arrangements; loss histories; candidate and placement lists; and other data showing the particularized insurance requirements and preferences of the accounts. Confidential Information may be stored in files, documents, dailies, daily reports, renewal information, customer lists, accounting records, products purchased by customers, customer account and credit data, referral sources, computer programs and software, customer comments, Company written manuals and marketing and financial analysis, plans, research and programs. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Seller or any Member proposes to disclose or use such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features constituting such information have been published in combination. For the avoidance of doubt, the restrictions contained in this Section 8(f)(iii) shall not apply to Member or any Affiliate of Seller to the extent, and solely to the extent, such Confidential Information does not relate to the Acquired Business.

(iv)           For purposes of Section 8(f), Seller and the Members agree that direct or indirect solicitation of a Protected Seller Account or Prospective Account shall expressly include, but not be limited to, the following (which is not intended to be an exhaustive list of direct or indirect solicitation, but is meant to provide examples of certain reasonably anticipated scenarios), provided that nothing in this Section 8(f) shall require Evans Bank, N.A. to cease any Permitted Activities:

(A)            The sending of an announcement by any Member or any Member’s Affiliates to any Protected Seller Account or Prospective Account, the purpose of which is to communicate to the recipient that such Member has either formed its own business enterprise or joined an existing business enterprise that does or will perform Insurance Services and/or Benefit Services that in any way compete with the Company (or, as applicable, any of its Affiliates).

(B)            Initiating a communication or contact by any Member or any Member’s Affiliates with any Protected Seller Account or Prospective Account for the purpose of notifying such Protected Seller Account or Prospective Account that such Member has either formed its own business enterprise that does or will perform Insurance Services and/or Benefit Services that in any way compete with the Company (or, as applicable, any of its Affiliates).

(C)            Any Member’s or any Member’s Affiliates communication with any Protected Seller Account or Prospective Account if any such communication in any way relates to Insurance Services and/or Benefit Services; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to Insurance Services and/or Benefit Services, general public announcements regarding the execution of this Asset Purchase Agreement or consummation of the Transaction, or the provision of factual information regarding the consummation of the Transaction in response to customer inquiries.

(D)            The facilitation by Seller, a Member or any of their Affiliates directly or indirectly, of any Protected Seller Accounts’ execution of a broker of record letter replacing the Company (or, as applicable, any of its Affiliates) as its broker of record.

(v)            Seller and the Members agree and acknowledge that the geographic scope relating to the restrictions provided in Sections 8(f)(ii) above shall include the entire United States and that this geographic limitation is reasonable. Moreover, Seller and the Members acknowledge and agree that the restrictions contained in Sections 8(f)(ii) do not prohibit competing with the Company or performing Insurance Services or Benefit Services for potential clients throughout the entire world except for Protected Seller Accounts and Prospective Accounts, and that those restrictions are reasonable and narrowly tailored to further Gallagher’s and Subsidiary’s legitimate interest to protect its investment in the Transaction and Confidential Information, account relationships and goodwill.

(vi)           Seller and Members recognize that employees of the Acquired Business are a valuable resource of the Acquired Business. Accordingly, for a period of five years following the Closing Date, Seller and Member will not (and will cause Seller’s and Members’ Affiliates not to) directly or indirectly, solicit, induce or recruit any Business Employee to leave the employ of Gallagher, Subsidiary or any of their Affiliates (as applicable).

(vii)          For the purposes of the covenants set forth in Section 8(f) of this Asset Purchase Agreement, the term “Prospective Account” means any entity (other than a then-current account of the Acquired Business but including former Acquired Business accounts) with respect to whom, at any time since January 1, 2022, Seller: (I) submitted a presentation or proposal of any kind on behalf of the Acquired Business, or (II) had material contact or acquired Confidential Information of such entity, in either case as set forth in Paragraph 8(f)(vii) of the Disclosure Schedule.

(viii)         For purposes of 8(f) hereof, the following shall apply: (A) All references to “the Company” shall be deemed to include Gallagher, its Affiliates and the Acquired Business; (B) “Insurance Services” shall mean insurance (including self-insurance), insurance claims, risk management services, emergency or disaster prevention or management services, or other insurance administrative or service functions; (C) “Benefit Services” shall mean employee benefit brokerage, consulting, or administration services in the area of group insurance, defined benefit and defined contribution pension plans and services, individual life, disability and capital accumulation products; investment advisory services, wealth management, retirement plan consulting or group retirement services, variable annuities, fund investment business; human resource consulting services, including without limitation, compensation consulting, compensation program design, compensation and benefits surveys, and human resources management; and all other employee benefit or human resource areas in which the Company is involved; provided, in each case, that nothing in this Section 8(f) shall prohibit Evans Bank, N.A. from continuing to conduct the Permitted Activities; (D) The terms “Protected Seller Account” and “Prospective Account” shall include all users of Insurance Services or Benefits Services, including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries, who are customers of the Company as of the Closing, or an insurance carrier offering a custom program for which the Company is a managing general agent, managing general underwriter, program manager or an underwriting agent, regardless of how the relationship is documented or characterized; (E) If an account of the Company or any of its affiliates is publicly known to be part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “account of the Company or any of its affiliates” as used herein (I) shall include products or services within any entity, division or operating unit of the Client Group where the same management group within the Client Group has the primary decision making authority with respect to contracting for services of the type rendered by the Company or any of its affiliates, and (II) shall not include products or services within any entity, division or operating unit of the Client Group where the management group within the Client Group which has the primary decision making authority with respect to contracting for services of the type rendered by the Company or any of its affiliates is not the same as any management group that falls within the preceding clause.

(ix)            Seller and each Member agree that, in the event of a breach of any of the provisions of this Section 8(f), the time period specified in such provisions shall, with respect to such breach, be extended by the number of days between the date of such breach and the date such breach is enjoined or other relief is granted to Gallagher, Subsidiary or any of their affiliates by a court of competent jurisdiction. It is the intention of the parties that Gallagher, Subsidiary or any of their affiliates shall enjoy the faithful performance by Seller and each Member of the covenants specified in this Section 8(f) for the full time periods specified therein.

(x)            Seller and the Members acknowledge that it would be difficult to measure damage to Gallagher, Subsidiary and their Affiliates from any breach by Seller and the Members of the covenants set forth in this Section 8(f), that injury to Gallagher, Subsidiary and their Affiliates from any such breach would be incalculable and irremediable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Seller and the Members agree that if Seller or any Member breaches this Section 8(f), Gallagher, Subsidiary and their Affiliates shall be entitled to enforce this Section 8(f) and shall be entitled, in addition to all other legal or equitable remedies they may have, to seek a temporary restraining order and to seek preliminary and permanent injunctive relief (without posting any bond or other security) to restrain any such breach by Seller and the Members, without showing or providing any actual damage sustained by Gallagher, Subsidiary or their Affiliates. Seller and any breaching Member will indemnify Gallagher, Subsidiary and their Affiliates and hold Gallagher, Subsidiary and their Affiliates harmless against any loss, cost, liability or expense (including lost profits, attorneys’ fees and other costs) incurred by Gallagher, Subsidiary or their Affiliates by reason of the breach or nonfulfillment of any obligation contained in this Section 8(f) by Seller or such breaching Member. Seller and the Members further agree that if Seller or any Member breaches this Section 8(f), Gallagher, Subsidiary and their Affiliates shall be entitled, in addition to all other legal or equitable remedies they may have, to offset and withhold against any such loss, cost, liability or expense any and all amounts of any kind that may then be owing or payable to any of Seller or the Member under this Asset Purchase Agreement or otherwise.

(xi)            Notwithstanding anything herein to the contrary: (x) this Section 8(f) shall be further subject to the terms set forth in Paragraph 8(f)(ii) of the Disclosure Schedule, and (y) Evans Bancorp or Evans Bank, N.A. may enter into a business combination or acquisition transaction with another Person, which Person operates a line of business that is competitive with Gallagher, Subsidiary or the Acquired Business (the “Restricted Business”), and in which transaction Evans Bancorp or Evans Bank, N.A., as applicable, is the legal survivor, provided, that within eighteen (18) months after the closing of the acquisition of such Person or business, Evans Bancorp or Evans Bank, N.A., as applicable, will divest or wind down the acquired Restricted Business (it being agreed that Evans Bancorp or Evans Bank, N.A., as applicable, shall first inform Gallagher if it intends to divest such Restricted Business and shall consider in good faith any offer timely submitted by Gallagher therefor); provided that nothing in this Section 8(f)(xi) shall prevent Evans Bancorp or Evans Bank, N.A. from acquiring or require Evans Bancorp or Evans Bank, N.A. to divest any Person or business that relates solely to the Permitted Activities. The divestiture requirements set forth in foregoing sentence shall continue to apply to any Restricted Business acquired until the fifth anniversary of the Closing Date pursuant to such exception.

(xii)            To the extent that any of the covenants set forth in this Section 8(f) or any word, phrase, clause, or sentence thereof (including any geographical or temporal restrictions contained in such covenants) shall be found to be illegal or unenforceable for any reason, such word, clause, phrase or sentence shall be modified or deleted in such a manner so as to afford Gallagher, Subsidiary and their Affiliates the fullest protection commensurate with making the covenant, as modified, legal and enforceable under applicable Laws, and the balance of the covenants, or parts thereof, shall not be affected thereby, the balance being construed as severable and independent.

(g)            Continued Errors and Omissions and Cyber Liability Coverage. Seller shall purchase (at Subsidiary’s cost) and maintain, for a period of at least three years commencing on the Closing Date, a prepaid, non-cancellable extended reporting endorsement for liability insurance coverage insuring against errors and omissions and cyber incidents (e.g., data breaches and cyber attacks) arising from the operation of its business prior to the Closing Date (the “Tail Coverage”) with limits and deductibles consistent with those applicable to Seller’s current coverage as set forth in Paragraph 6(j) of the Disclosure Schedule. On or before the Closing Date, Seller shall at least provide Gallagher with evidence of a bindable quotation for the Tail Coverage in a form reasonably satisfactory to Gallagher and, within 10 days after the Closing Date, Seller shall provide Gallagher with evidence of the issuance of the Tail Coverage in a form reasonably satisfactory to Gallagher. The Tail Coverage will be endorsed with terms substantially as follows:

“The Insurer shall pay, on behalf of the Insured or the Successor Company, Loss which the Insured or the Successor Company becomes legally obligated to pay on account of any Claim first made against the Insured during the Policy Period, for a Wrongful Act of the Insured prior to the Run-off Date, but only if such Claim is reported to the Insurer in writing in accordance with the policies terms and conditions. As used herein the term “Successor Company” means Arthur J. Gallagher & Co., its subsidiaries and affiliates.”

Seller or the Members shall (A) submit all claims made post-Closing Date to which the Tail Coverage may apply, (B) provide Gallagher with detailed notice of any claims under the Tail Coverage and (C) continuing and complete status of any open claims, including without limitation, notice of any coverage and defense issues related thereto.

(h)            Publicity. Neither Seller or any of its Affiliates, nor Gallagher or its Affiliates, will issue any press release or make any public announcement relating to the subject matter of this Asset Purchase Agreement without the prior written approval of the other party, and each party shall reasonably cooperate as to the timing and contents of any such release or announcement; provided, however, that each party may make any public disclosure it believes in the reasonable opinion of counsel is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such party will use its reasonable best efforts to advise the other party prior to making the disclosure).

(i)            [Reserved.]

(j)            Operation of the Acquired Business. During the Interim Period, except (A) for the consummation of the transactions contemplated by this Asset Purchase Agreement, (B) as set forth on Paragraph 8(j) of the Disclosure Schedule, or (C) to the extent consented to by Gallagher in writing, Seller and the Members will, and will cause their Affiliates to, conduct the Acquired Business in the Ordinary Course of Business. Furthermore, Seller and the Members shall, and will cause their Affiliates to, use commercially reasonable efforts to preserve intact as of the date of this Asset Purchase Agreement, the operations of the Acquired Business, the Property, the goodwill of the Acquired Business, the relationships with employees, customers, suppliers and other persons having material business relationships with the Acquired Business, the Insurance Policies and the books and records of the Acquired Business. During the Interim Period, except (A) as set forth on Paragraph 8(j)(ii) of the Disclosure Schedule, or (B) to the extent consented to by Gallagher in writing, Seller and the Members will not (and will cause their Affiliates not to):

(i)             sell, transfer, lease or otherwise dispose of any Property which is material to the Acquired Business;

(ii)            materially modify or amend, renew, or terminate, or waive any material rights under, any Material Contract, other than in the Ordinary Course of Business and (ii) other than in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Asset Purchase Agreement;

(iii)           create or otherwise incur any Encumbrances on any Property;

(iv)           promote or terminate the employment of any Business Employee other than a termination for cause;

(v)            (i) materially increase the compensation or benefits payable to any Business Employee, (ii) grant any new bonus, equity or equity-based compensation, retention, severance, termination pay or similar compensation to any such individual outside of the Ordinary Course of Business, (iii) enter into or amend any employment, consulting, indemnification, severance, retention, change in control, termination or similar agreement with any Business Employee; (iv) provide for any discretionary payment or benefit under any employee plan; except, in each case, as required by Law, a benefit plan or to the extent such payment would not be material;

(vi)           take any action that would require any Business Employee to receive any notice under the WARN Act prior to Closing;

(vii)          cancel, compromise or settle (other than for cash consideration) any Action related to the Acquired Business;

(viii)         other than in the Ordinary Course of Business, (1) materially delay or postpone any payment of any accounts payable or other payables or expenses or (2) accelerate the collection of accounts receivable or cash contributions of any type, in each case related to the Acquired Business;

(ix)           cancel any of the Insurance Policies or reduces the coverage amounts under the Insurance Policies;

(x)             implement or adopt any change in its accounting principles, practices or methods, as they relate to the Acquired Business, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity; or

(xi)            agree or commit to do, or enter into any binding Contract with respect to, any of the foregoing actions.

(k)            Access. During the Interim Period, upon reasonable advance written notice and during normal business hours, Seller shall (x) afford Gallagher, Subsidiary and their respective representatives reasonable access to the offices, properties and books and records of Seller (to the extent related to the Acquired Business) and (y) furnish to Gallagher, Subsidiary and their respective representatives such additional financial and operating data and other information regarding the Property and the Acquired Business as they may from time to time reasonably request in writing, in each case, for any reasonable business purpose related to the consummation of the Transaction.

(l)             Notice of Developments. During the Interim Period, Seller shall promptly notify Gallagher in writing of any development that, occurs after the date hereof causing a breach of any of the representations and warranties in Section 6 or other covenants that is reasonably expected to result in the condition set forth in Section 10(a) not capable of being satisfied at Closing.

(m)           Intellectual Property License. Paragraph 8(m) of the Disclosure Schedule sets forth certain trademarks retained by Seller and the Members’ (the “Seller Marks”). Effective upon the Closing Date, Seller shall grant, and hereby grants, to Gallagher and Subsidiary (collectively, the “Gallagher Licensees”) a non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free right and license to use the Seller Marks for a period of one (1) year following the Closing Date in connection with the operation of the Acquired Business.

(n)            Interim Financial Statements. Within thirty (30) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Subsidiary the unaudited balance sheet of the Seller as of the last day of each month and the related statements of profit and loss, and cash flows for the month and fiscal year-to-date period then ended.

Section 9.              Survival; Indemnification.

(a)            Survival of Representations and Warranties. The representations and warranties of a party hereto shall not be affected by any information furnished to, or investigations made by, the other party or any of its employees, attorneys, accountants or other representatives in connection with the subject matter of this Asset Purchase Agreement and shall survive the consummation of the Transaction for a period of two years after the Closing Date; provided, however, that the representations and warranties contained in Sections 6(a), 6(b), 6(h), 6(cc), 7(a), 7(b) and 7(e) (“Fundamental Representations”) shall survive for a period expiring 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). If, prior to the expiration of any of the survival periods, Claimant makes a Claim setting forth in reasonable detail facts and circumstances supporting the Claim, the survival period with respect to that Claim shall be extended until the Claim shall have been satisfied or otherwise resolved.

(b)            Seller’s and Members’ Indemnification of Gallagher and Subsidiary. Seller and each Member agree that they shall, jointly and severally, defend, indemnify and hold harmless Gallagher and Subsidiary and their respective officers, directors, agents and employees, and their respective successors and assigns (collectively “Seller Indemnified Party”), against and from any and all Adverse Consequences incurred by or asserted against any of them and relating to, resulting from or arising out of:

(i)             the Excluded Liabilities or Excluded Assets; and

(ii)            the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (excepting breaches of Section 8(f) which shall be governed by the provisions of that section)

(A)            of Seller or the Members contained in this Asset Purchase Agreement or

(B)            contained in any certificate, or schedule, document or instrument furnished to Gallagher or Subsidiary by or on behalf of Seller or the Members on the Closing Date.

(c)            Gallagher’s and Subsidiary’s Indemnification of Seller and Members. Gallagher and Subsidiary agree that they shall jointly and severally defend, indemnify and hold harmless Seller and the Members and Seller’s and Members’ officers, directors, agents and employees, and their respective successors and assigns (collectively “Gallagher Indemnified Party”) against and from any and all Adverse Consequences incurred by or asserted against any of them and relating to, resulting from or arising out of:

(i)             the Assumed Liabilities; and

(ii)            the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement

(A)            of Gallagher or Subsidiary contained in this Asset Purchase Agreement or

(B)            contained in any certificate, schedule, statement, document or instrument furnished to Seller or the Members by or on behalf of Gallagher or Subsidiary on the Closing Date.

(d)            Claims Procedures for Indemnification.

(i)             Notice. If following the Closing Date a party to this Asset Purchase Agreement (a “Claimant”) wishes to make a claim for indemnity (the “Claim”) against another party (the “Indemnitor”), the Claimant shall promptly give the Indemnitor written notice of the basis for and existence of the Claim (“Claim Notice”), setting forth all specifics of the Claim then known by the Claimant.

(ii)            Response. If the Claim derives from a third-party claim or action against the Claimant, the Indemnitor

(A)            may within 10 Business Days of receiving the Claim Notice stipulate in writing that it is obligated to indemnify for the Claim, and

(B)            if it does so, may thereafter promptly defend against the Claim in Claimant’s name and on its behalf, at Indemnitor’s own cost and expense, with counsel reasonably satisfactory to the Claimant.

(iii)            Assumption of Claim. If Indemnitor assumes the Claim, Claimant may at its sole cost and expense retain counsel of its own choosing, and (subject to negotiation of a joint defense agreement) Indemnitor will share relevant information with Claimant’s counsel and consult with it as to disposition of the Claim. However, Indemnitor will retain ultimate control over the defense or settlement of the Claim (in which the Claimant will cooperate), with the proviso that Indemnitor may not without Claimant’s consent agree to the entry of any order for non-monetary relief which will be binding on Claimant, its assets or operations. Each party as a potential Claimant agrees that it will make available to any Indemnitor its relevant books and records and will, at the Indemnitor’s request and expense, reasonably cooperate (and cause its officers, directors and employees to cooperate) with the Indemnitor in the defense of the Claim, including attending conferences, discovery proceedings, hearings, trials and appeals, and furnishing information and testimony and using commercially reasonable efforts to preserve, in the case of any third party action, the confidentiality of all confidential information and the attorney-client and attorney work product privileges.

Notwithstanding anything to the contrary in the foregoing, Indemnitor shall not be entitled to assume the defense of a Claim brought by a third party against the Claimant if such Claim:

(A)            seeks injunctive or other equitable relief except where such relief is merely incidental to a primary claim for monetary damages;

(B)            relates to or arises in conjunction with any criminal proceeding, action, indictment, allegation or investigation;

(C)            with respect to a Claim made against Gallagher or Subsidiary or their Affiliates, involves a customer or client of the Acquired Business, Gallagher or Subsidiary or their Affiliates;

(D)            with respect to a Claim made against Gallagher or Subsidiary or their Affiliates, Gallagher or Subsidiary reasonably believes that an adverse determination with respect to the Claim would be materially injurious to its business; or

(E)            Indemnitor is unable to reasonably satisfy Claimant that it will be able to provide the full indemnification due under this Asset Purchase Agreement.

(iv)            Rejection of Claim. If Indemnitor fails to respond affirmatively within 10 Business Days of receipt of a Claim Notice, it will be deemed to have denied responsibility for the Claim. If Indemnitor denies responsibility for the Claim (or if it assumes the defense of the Claim, but subsequently fails to pursue the defense in good faith) the Claimant may assume the defense of the Claim with counsel of its own choosing, and the cost of counsel will then be subject to possible indemnity pursuant to this Section. If Claimant assumes the defense of a Claim, it shall have the sole right and authority to conduct the defense and/or settle the Claim on such terms as it deems appropriate, but (subject to negotiation of a joint defense agreement) shall share information concerning the Claim with Indemnitor or its counsel.

(v)            Settlement of Claims. Unless otherwise agreed to by the parties in writing, an Indemnitor shall not be obligated to settle a Claim, nor shall a Claimant be entitled to its settlement (whether from the escrow, or directly from the Indemnitor) prior to the Determination Date. For purposes of this Asset Purchase Agreement, the “Determination Date” shall mean the date set forth in the Escrow Agreement or, if the Escrow Agreement is terminated, the first date on which a court order, arbitration award or settlement stipulation that an event has occurred for which the Claimant is entitled to indemnity hereunder becomes final, binding and non-appealable.

(e)            Receivables. Notwithstanding the foregoing indemnification provisions of this Section 9 and in addition thereto, if any of the Receivables (in excess of any allowance for doubtful accounts or bad debt reserve, if any, shown in the “Amounts Transferred to Gallagher” column of the Effective Date Balance Sheet) is not collected in full within 90 days after the Closing Date, and if Subsidiary thereafter notifies the Members that such Receivable has not been collected in full, then the Members shall, jointly and severally, cause to be paid to Subsidiary within 20 days after such notification an amount equal to the full unpaid amount of such Receivable. Promptly after receiving the payment required under this Section 9(e) with respect to any Receivable, Subsidiary shall (without making any representations or warranties) assign its rights in such Receivable to the Members and Subsidiary shall thereafter cooperate with the Members in attempting to collect such Receivable.

(f)            Elimination of Materiality. For the purpose of determining whether the indemnification obligations of any party are limited pursuant to this Section 9, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality” and “Material Adverse Effect”.

(g)            Indemnification Limitations.

(i)             Threshold. There shall be a threshold for all Claims asserted by either party against the other pursuant to this Section 9. The Claimant shall be entitled to indemnification or to reimbursement of associated costs and expenses if the aggregate amount of all such Claims and associated costs and expenses asserted against the other party equal or exceed $125,000 (the “Threshold”).

(ii)            Cap.

(A)            The aggregate maximum amount of indemnification owed by either party to the other pursuant to Section 9(b)(ii) or Section 9(c)(ii), as applicable, with respect to the inaccuracy or breach of a representation or warranty that is not a Fundamental Representation shall not exceed, in the aggregate, fifty percent (50%) the Purchase Price.

(B)            Subject to the limitations set forth in Section 9(g)(ii)(A), the maximum amount of indemnification owed by either party to the other shall not exceed, in the aggregate, the Purchase Price. Section 9(g)(ii)(A) and (B) are collectively referred to as the “Caps”.

(iii)           Non-Applicability of the Caps and Threshold. The Caps and the Threshold shall not apply to Claims related to:

(A)            Receivables governed by Section 9(e);

(B)            any intentional or fraudulent violation of a representation, warranty or agreement by Seller, Members, Gallagher or Subsidiary;

(C)            breach of any covenant;

(D)            any Excluded Liabilities; or

(E)            the parties’ accounting to one another for the items as set forth in Section 4(c).

Section 10.            Conditions to Closing.

(a)           The obligations of Gallagher and Subsidiary to effect the transactions contemplated by this Asset Purchase Agreement are subject to satisfaction or, where permitted by applicable Law, waiver as of the Closing of each of the following conditions.

(i)            No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, or Governmental Order (whether temporary, preliminary, or permanent) that (i) is in effect or (ii) has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(ii)           The Fundamental Representations of Seller and the Members shall be true and correct in all respects as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all respects as of such date).

(iii)          Each of the other representations and warranties of Seller and the Members in Section 6 of this Asset Purchase Agreement that is not a Fundamental Representation shall be true and correct as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all material respects as of such date) in all material respects (except for those representations and warranties qualified by material, materiality, “Material Adverse Effect,” or similar expressions, which shall be true and correct in all respects).

(iv)          Seller and the Members shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

(v)           Since the date of this Asset Purchase Agreement, there shall not have occurred any Material Adverse Effect.

(vi)          Gallagher shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller and the Members, that each of the conditions set forth in Sections 10(a)(ii), (iii), (iv), (v) and (vi) have been satisfied.

(vii)         All of the documents, instruments and agreements to be delivered pursuant to Section 5(b) on or before the Closing shall have been executed by the parties thereto other than Gallagher or Subsidiary and delivered to Gallagher.

(b)           The obligations of Seller and the Members to effect the transactions contemplated by this Asset Purchase Agreement are subject to satisfaction or, where permitted by applicable Law, waiver as of the Closing of each of the following conditions.

(i)             No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, or Governmental Order (whether temporary, preliminary, or permanent) that (i) is in effect or (ii) has the effect of making Transactions illegal or otherwise prohibiting consummation of the Transactions.

(ii)            The Fundamental Representations of Gallagher and Subsidiary shall be true and correct in all respects as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all respects as of such date).

(iii)           Each of the other representations and warranties of Gallagher and Subsidiary in Section 7 of this Asset Purchase Agreement that is not a Fundamental Representation shall be true and correct (without giving effect to “materiality”, “material adverse effect” or similar qualifiers) as of the date hereof and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Gallagher or Subsidiary’s ability to consummate the Transaction as contemplated hereby.

(iv)          Gallagher and Subsidiary shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

(v)           Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Gallagher or Subsidiary, that each of the conditions set forth in Sections 10(b)(ii), (iii) and (iv) have been satisfied.

(vi)         All of the documents, instruments and agreements to be delivered pursuant to Section 5(c) on or before the Closing shall have been executed by the parties thereto other than Seller or the Members and delivered to Seller.

Section 11.            Termination.

(a)           This Asset Purchase Agreement may be terminated at any time prior to the Closing:

(i)            by the mutual written consent of Seller and the Members, on the one hand, and Gallagher and Subsidiary, on the other hand;

(ii)           by either Seller and the Members, on the one hand, or Gallagher and Subsidiary, on the other hand, if the Closing has not been consummated by December 31, 2023 (the “End Date”); provided, that the right to terminate this Asset Purchase Agreement under this Section 11(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Asset Purchase Agreement;

(iii)           by Gallagher and Subsidiary, by written notice to Seller and the Members, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller or the Members set forth in this Asset Purchase Agreement shall have occurred that, if occurring or continuing on the Closing Date, would give rise to the failure of any of the conditions specified in Section 10(a) not to be satisfied, and such breach has not been cured within fifteen (15) Business Days of receipt by Seller and the Members of written notice of such breach from Gallagher and Subsidiary or is incapable of being cured prior to the End Date; provided, however, that Gallagher and Subsidiary shall not have the right to terminate this Asset Purchase Agreement pursuant to this Section 11(a)(iii) if Gallagher or Subsidiary is then in breach of any representation, warranty, covenant or agreement contained herein such that any of the conditions set forth in Section 10(b) would reasonably likely not be satisfied as of such time;

(iv)          by Seller and the Members, by written notice to Gallagher and Subsidiary, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Gallagher or Subsidiary set forth in this Asset Purchase Agreement shall have occurred that, if occurring or continuing on the Closing Date, would give rise to the failure of any of the conditions specified in Section 10(b) not to be satisfied, and such breach has not been cured within fifteen (15) Business Days of receipt by Gallagher and Subsidiary of written notice of such breach from Seller and the Members or is incapable of being cured prior to the End Date; provided, however, that Seller and the Members shall not have the right to terminate this Asset Purchase Agreement pursuant to this Section 11(a)(iv) if Seller or the Members is then in breach of any representation, warranty, covenant or agreement contained herein such that any of the conditions set forth in Section 10(a) would reasonably likely not be satisfied as of such time; or

(v)           by either Seller and the Members, on the one hand, or Gallagher and Subsidiary, on the other hand in the event that (A) there shall be any Law that makes consummation of the transactions contemplated by this Asset Purchase Agreement illegal or otherwise prohibited or (B) any Governmental Entity with competent jurisdiction shall have issued a Governmental Order restraining or enjoining the Transaction, and such Governmental Order shall have become final and non-appealable.

(b)            If Seller and the Members, on the one hand, or Gallagher and Subsidiary, on the other hand, wish to terminate this Asset Purchase Agreement pursuant to Section 11(a), then such party shall deliver to the other party a written notice stating that such party is terminating this Asset Purchase Agreement and setting forth a brief description of the basis on which such party is terminating this Asset Purchase Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 11(a), any termination of this Asset Purchase Agreement under Section 11(a) above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Asset Purchase Agreement as provided in Section 11(a), this Asset Purchase Agreement shall be of no further force or effect, provided, that (i) this Section 11(b), Section 13, Section 14, Section 15, Section 16, Section 17, Section 18, Section 21, Section 22 and any related definition provisions in this Asset Purchase Agreement and the Confidentiality Agreement, shall remain in full force and effect and survive the termination of this Asset Purchase Agreement, and (ii) nothing herein shall relieve any party from liability for any Willful Breach of this Asset Purchase Agreement by such party. If this Asset Purchase Agreement is terminated pursuant to Section 11(a), all Confidential Information received by Gallagher or any of its Affiliates with respect to the Acquired Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Asset Purchase Agreement.

Section 12.            Employee Matters.

Gallagher will offer employment to all Business Employees, effective on the Closing Date, identified in Paragraph 6(q)(ii) of the Disclosure Schedule, at the respective initial salaries indicated therein for at least twelve (12) months following the Closing Date; provided, however, that such employment will be subject to Gallagher’s standard personnel practices and policies. Gallagher shall not reset the waiting periods of employee benefit plans for vesting, participation and eligibility purposes, but instead each Business Employee who becomes an employee of Gallagher (a “Transferred Employee”) shall be deemed to have the accumulated service credit with Gallagher that he or she earned while an employee of Seller or any of its Affiliates; provided, however:

(a)            With respect to vacation benefits, a Transferred Employee shall be entitled to the annual vacation accrual such Transferred Employee earned as an employee of Seller or any of its Affiliates (including any accrual remaining for the current year), subject to a maximum of 20 Business Days per year and subject to Gallagher’s standard practices and policies.

(b)            The Transferred Employee’s participation in such Gallagher plans shall be subject to the provisions thereof, and commencement of participation will begin on January 1, 2024 if Closing occurs on or prior to November 30, 2023 or February 1, 2024 if the Closing occurs on December 1, 2023 or later for the transition of Transferred Employees from Seller’s or any of its Affiliates’ payroll and benefit programs to Gallagher’s payroll and benefit programs. From the Closing until the commencement of participation by the Transferred Employees on such Gallagher plans (such period of time, the “PBE Transition Period”) Seller and the Members covenants that it shall do the following:

(i)             Seller and the Members shall (or cause their applicable Affiliates to) process the payroll, collect and remit all withholding and payroll taxes, make and remit all other payroll deductions, except 401(k) plan contributions, issue all payments, initiate all direct deposits, and make all required reporting to governmental authorities with respect to all Transferred Employees, including, if applicable, reporting under Sections 6055 and 6056 of the Code for the Transferred Employees with respect to the PBE Transition Period. Seller and the Members will (or cause their applicable Affiliates to) fulfill its commitments under this clause (i) and Gallagher shall reimburse Seller and the Members for the amount of the gross pay and payroll taxes arising with respect to the Transferred Employees after the Effective Date on a monthly basis, with such reimbursement to be made within forty-five (45) days following the end of the applicable month, upon receipt of reasonable documentation of such amounts and of remittance of taxes, withholdings and other payments to the proper recipients. As required by Gallagher, Seller and the Members shall (or cause their applicable Affiliates to) make all agreed adjustments to pay for the Transferred Employees as of the Effective Date including, without limitation, adjustments to the base salary and/or draw required under the employment agreements executed in connection with the Transaction as contemplated by this Section 10 and Section 5(b).

(ii)            Permit the Transferred Employees and their qualifying dependents to retain coverage under Seller’s, the Members’ or their Affiliates’ welfare plans (as defined in Section 3(1) of ERISA) (other than severance plans), Section 125 and flexible spending account plans and workers’ compensation, disability, unemployment and similar benefit programs on the same terms and conditions and at the same cost as immediately prior to the Closing Date, it being agreed that (i) Seller and the Members will (or cause their applicable Affiliates to) deduct the relevant premium payments from employees’ paychecks and, (ii) Gallagher will reimburse Seller and the Members for the actual cost of insurance premiums (including stop-loss premiums, if any) and routine per-individual administrative fees attributable to covered Transferred Employees and their dependents on a monthly basis, with such reimbursement to be made within forty-five (45) days following the end of the applicable month, upon receipt of satisfactory documentation of such costs, to the extent such amounts exceed the premium payments collected from Transferred Employees and their dependents, and (iii) Gallagher will reimburse Seller and the Members, on a monthly basis upon receipt of satisfactory documentation, for the actual cost of claims incurred by Transferred Employees and their covered dependents under any self-insured program to the extent in excess of premium payments made by Transferred Employees and dependents and less than the amount covered by stop-loss or other applicable insurance. It shall be Seller’s and the Members’ responsibility to (or cause their applicable Affiliates to) maintain all plans, necessary administrative service agreements and all insurance (including stop-loss insurance) in effect for Transferred Employees and their covered dependents on the same terms and conditions as were in effect prior to the Closing Date, and Gallagher shall not be liable to reimburse amounts which would have been covered by such insurance.

With respect to COBRA, it is agreed that: individuals (i) who had a COBRA qualifying event prior to the Closing Date are considered “M&A Qualified Beneficiaries” under Section 54.4980B-9 of the Treasury Regulations, and who timely elect COBRA coverage under one or more of Seller’s, the Members’ or their Affiliates’ plans and (ii) Transferred Employees and their spouses or dependents who have a COBRA qualifying event with respect to Seller’s, the Members’ or their Affiliates’ plans during the PBE Transition Period shall be covered under Seller’s, the Members’ or their Affiliates’ applicable plan(s).

(iii)           Ensure that active participation by Transferred Employees in any tax-qualified retirement plan, non-qualified deferred compensation plan or severance plans maintained by Seller, the Members and their Affiliates ceases immediately prior to the Closing Date.

(iv)           Seller and the Members shall (or cause their applicable Affiliates to) provide such records relating to the Transferred Employees as Gallagher may reasonably request.

(c)            Subsidiary will provide a performance incentive arrangement to certain Transferred Employees on substantially the terms described in Exhibit C hereto (the “Performance Incentive Arrangement”) and cause the amounts described in such Performance Incentive Arrangement to be paid in accordance with the terms thereof. For the avoidance of doubt, Subsidiary shall retain the ability to ratably adjust such maximum amount upward but not downward) to reflect new hires and/or resignations of certain key personnel, if any.

(d)            Subsidiary will provide a retention incentive arrangement for certain Transferred Employees on substantially the terms described in Exhibit C hereto (the “Retention Incentive Arrangement”) and cause the amounts described in such Performance Incentive Arrangement to be paid in accordance with the terms thereof.

(e)            A Transferred Employee will cease to be an employee of Seller as of the Closing Date and a Transferred Employee will become a Gallagher employee as of the Closing Date. Gallagher shall be liable and hold Seller harmless for (i) any statutory, common law, contractual or other severance with respect to the employment by Gallagher of any Transferred Employee following the Closing Date; and (ii) any claims relating to the employment of any Transferred Employee by Gallagher following the Closing Date. For the avoidance of doubt, nothing herein shall limit the scope of the Excluded Liabilities or any other right under this Agreement or any Ancillary Document and notwithstanding the foregoing, Gallagher shall not incur any liability that arises out of Seller’s gross negligence or willful misconduct in complying with its obligations under in this Section 12.

Section 13.            Severability.

If any term or provision of this Asset Purchase Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Asset Purchase Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Asset Purchase Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

Section 14.            Remedies Not Exclusive and Waiver.

No remedy conferred by any of the specific provisions of this Asset Purchase Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise. Except as provided in Section 9(g), no remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Asset Purchase Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Any party hereto may waive any covenant, condition or provision of this Asset Purchase Agreement intended for its benefit, provided such waiver is in writing and is delivered to the other party on or prior to the Closing Date. Any allocation of the purchase price to the Property, including the covenant not to compete, shall not be deemed to be a limitation on the amount or measure of damages resulting from a breach of Section 8(f).

Section 15.            Scope of Agreement.

This Asset Purchase Agreement and the Disclosure Schedule constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and no representation, warranty, condition, understanding or agreement of any kind shall be binding on the parties unless incorporated herein. Each party has been independently advised of the tax and accounting consequences of the Transaction, has relied on the advice of its own counsel and accountants, and has not relied in any way upon any representations, warranties, or advice in these matters from any of the other parties. No provision in this Asset Purchase Agreement shall be construed to constitute any party (or the officers, directors or employees thereof) the agent or general partner of any other party or confer upon them the right to contract in the name of or bind such other party in any way. Subject to Section 8(f)(xi), this Asset Purchase Agreement may not be modified except by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought. The Asset Purchase Agreement shall survive the execution of any instruments executed pursuant to the terms hereof. This Asset Purchase Agreement may not be assigned by any party hereto without the express written consent of the other parties hereto; provided, however, Gallagher and Subsidiary may assign their rights and obligations under this Asset Purchase Agreement to any entity under common control with Gallagher. Subject to the preceding sentence, this Asset Purchase Agreement shall inure to the benefit of and be enforceable by the parties hereto, their respective heirs, executors, administrators, successors and assigns. Nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of Gallagher or Seller, (ii) obligate Gallagher or any of its Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent Gallagher from amending or terminating any benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Asset Purchase Agreement, other than the Seller Indemnified Parties and Gallagher Indemnified Parties pursuant to Section 9.

Section 16.            Tax Matters; Miscellaneous; Interpretations.

(a)            Any agreement between Seller and any of its subsidiaries regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing Date. Gallagher and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting if permitted by applicable Law.

(b)            Notwithstanding anything to the contrary in this Asset Purchase Agreement, Seller and Gallagher shall each be responsible for fifty percent (50%) of all Transfer Taxes arising from or relating to the consummation of the Transaction, regardless of the party on whom liability is imposed under the provisions of the applicable Laws relating to such Transfer Taxes, and this Section 16(b) shall survive the Closing. Seller and Gallagher will consult and cooperate on a reasonable basis in preparing and timely filing all Tax Returns with respect to any Transfer Taxes and will cooperate on a reasonable basis to obtain any available exemptions from or reductions in such Transfer Taxes. Seller or Gallagher, as the case may be, shall promptly pay the other party any amounts owed under this Section 16(a) upon receiving a reasonably detailed written request.

(c)            The parties agree that each party and its counsel have reviewed and revised this Asset Purchase Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Asset Purchase Agreement or any amendments or exhibits hereto.

(c)            In this Asset Purchase Agreement the neuter gender includes the feminine and masculine, and singular includes the plural, and the words “person” and “party” include a corporation, partnership, firm, or association wherever the context so requires and the words “including” or “include” shall not be interpreted as terms of limitation or exclusion.

(d)            Captions of the paragraphs and subparagraphs of this Asset Purchase Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, or aid in the interpretation or construction of the provisions of this Asset Purchase Agreement.

(e)            The Disclosure Schedule identified in this Asset Purchase Agreement is incorporated herein by reference and made a part hereof. All the facts or statements recited in the Disclosure Schedule shall be deemed representations and warranties hereunder.

Section 17.            Notices.

Except as otherwise provided herein, all notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (receipt requested and charges prepaid), (c) on the date sent by facsimile or e-mail of a PDF document (with either confirmation of transmission or receipt, and without a “bounce back” message in the case of e-mail) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, to the intended recipient as set forth below:

GALLAGHER AND SUBSIDIARY:	Arthur J. Gallagher & Co. 2850 Golf Road Rolling Meadows, IL 60008 Attn: General Counsel Fax: 630-285-3483 Email: Legal_notice.us@ajg.com

SELLER AND MEMBERS:	Evans Bancorp, Inc. 6460 Main St. Williamsville, NY 14221 Attn: David J. Nasca, President and Chief Executive Officer Email: dnasca@evansbank.com

With a copy to:	Luse Gorman, PC 5335 Wisconsin Ave, NW, Suite 780 Washington, DC 20015 Attn: John J. Gorman, Esq. Elizabeth A. Cook, Esq. Email: jgorman@luselaw.com ecook@luselaw.com or to such other addresses as the parties may hereafter designate to each other in writing.

Section 18.            Fees and Expenses.

Gallagher, Subsidiary, Seller and the Members shall each pay their own expenses, including, but not limited to, legal and accounting expenses incident to the execution of this Asset Purchase Agreement and the consummation of the Transaction whether or not the Transaction shall be consummated.

Section 19.            Further Assurances.

(a)            From time to time following the Closing Date, Seller and the Members shall timely execute and/or deliver, or cause to be executed and/or delivered, to Gallagher such information, funds (including premiums, commissions and fees), notices or instruments of conveyance and transfer as Gallagher may reasonably request or as may be otherwise necessary to allow Gallagher or Subsidiary to discharge any legal, regulatory or other obligations either or both of them may have, directly or indirectly, in relation to the Transaction or to more effectively convey and transfer to, and vest in, Gallagher and put Gallagher in possession of, any part of the Property, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Property (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing Date, to cooperate with Gallagher at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Gallagher the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Gallagher to secure to Gallagher the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 9(e). Notwithstanding anything in this Asset Purchase Agreement to the contrary, this Asset Purchase Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Property if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

(b)            Without limiting the generality of the subsection (a), for a period of two years after the Closing Date, to the extent requested by Gallagher, Seller and the Members (solely with respect to the Acquired Business) will, and will cause their Affiliates to, execute and deliver to Gallagher such documents or instruments as Gallagher may reasonably request in order to effectively transfer and assign to Gallagher, to the extent assignable as determined by Gallagher, all rights of Seller, the Members and their Affiliates under any non-solicitation, non-competition and confidentiality agreement (collectively referred to as “Seller Restrictive Covenants”) entered into between Seller, the Members or their Affiliates and any third party with respect to the Acquired Business, including, without limitation, any Transferred Employee, any current consultant or any former employee or consultant whose employment or service terminated within the two-year period prior to the Closing Date. In the event that Seller, the Members or their Affiliates are unable, as determined by Gallagher, to effectively assign any such Seller Restrictive Covenants or any rights of Seller, the Members or their Affiliates thereunder, Seller, the Members or the applicable Affiliates shall execute and deliver to Gallagher such documents and instruments (including a limited power of attorney) as Gallagher reasonably requests in order to allow Gallagher or its Affiliates to enforce such Seller Restrictive Covenants on behalf of Seller, the Members or their Affiliates, as applicable, to the extent that the period of restriction set forth therein has yet to expire. In the event Gallagher determines that it is unable to enforce such Seller Restrictive Covenants on behalf of Seller, the Members or their Affiliates, as applicable, then Seller, the Members or their Affiliates, as applicable, shall use commercially reasonable efforts at Gallagher’s expense (which shall include pre-funding such expenses if necessary) to enforce all rights of Seller, the Members or their Affiliates, as applicable, against the other party thereto arising out of the breach of the foregoing Seller Restrictive Covenants by such other party or otherwise.

Section 20.            Time is of the Essence.

With respect to all dates and time periods set forth or referred to in this Asset Purchase Agreement, time is of the essence.

Section 21.            Applicable Law; Submission to Jurisdiction.

(a)            This Asset Purchase Agreement shall be construed and interpreted under, and governed and enforced according to, the laws of the State of Delaware, without giving effect to the conflict of laws and rules thereof. The parties agree that the chosen state has a material and significant interest in questions concerning this Asset Purchase Agreement and performance thereunder.

(b)            The parties agree that the sole and exclusive venue of any dispute between the parties with respect to this Asset Purchase Agreement or any matters related thereto shall be the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Venue”). Seller and the Members agree that it is not unfair nor unreasonable for the Chosen Venue to be selected as the exclusive venue for any dispute between the parties with respect to this Asset Purchase Agreement or any matter related thereto and Seller and the Members will not suffer undue burden by having to litigate any such disputes in the Chosen Venue. Moreover, Seller and the Members specifically covenant not to bring suit against Gallagher or Subsidiary in any venue other than the above-selected exclusive Chosen Venue with respect to any dispute between the parties relating to this Asset Purchase Agreement. Seller and the Members waive and agree not to interpose any argument that the Chosen Venue is an inconvenient forum for litigation.

(c)            Waiver of Jury Trial. Because of the time and expense involved in the docketing of, preparation for and participation in a jury trial, the parties desire that any dispute arising hereunder will be decided by a judge rather than a jury. Therefore, the parties hereby knowingly, voluntarily and intentionally waive the right either may have to a trial by jury in respect to any litigation based hereon, or arising out of, under or in conjunction with this Asset Purchase Agreement, or any course of conduct, course of dealing, statement (whether verbal or written) or actions of either party.

Section 22.            Enforcement of Agreement.

In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment; provided, however, that this Section 22 shall not apply to any successful action by Gallagher, Subsidiary or their affiliates to enforce any of the provisions of Section 8(f), it being understood and agreed that Section 8(f)(x) and the other provisions of Section 8(f) shall govern any such enforcement action.

Section 23.            Access to Records after the Closing Date.

(a)            For a period of six years after the Closing Date, Seller, the Members and their representatives shall have reasonable access to all of the books and records of Seller transferred to Subsidiary hereunder to the extent that such access may reasonably be required by Seller and the Members in connection with the preparation of Tax Returns or responding to taxation or regulatory inquiries by governmental authorities. Such access shall be afforded by Subsidiary upon receipt of reasonable advance notice and during normal business hours. Seller and the Members shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 23(a). If Subsidiary shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Subsidiary shall, prior to such disposition, give Seller and the Members a reasonable opportunity, at Seller and the Members’ expense, to segregate and remove such books and records as Seller and the Members may select.

(b)            For a period of six years after the Closing Date, Gallagher, Subsidiary and their representatives shall have reasonable access to all of the books and records relating to the Acquired Business and Property which Seller and the Members or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and the Members and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Gallagher and Subsidiary shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 23(b). If Seller and the Members or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller and the Members shall, prior to such disposition, give Gallagher and Subsidiary a reasonable opportunity, at Gallagher’s expense, to segregate and remove such books and records as Gallagher or Subsidiary may select.

Section 24.            Assignment of Confidential Information.

Effective upon the Closing, Seller shall assign, or cause to be assigned, to Subsidiary all of Seller’s and any of its Affiliates’ right, title and interest in and to any confidentiality agreement to which Seller, any of its Affiliates or any of their respective representatives or agents may be a party pertaining to or entered into in connection with the proposed sale of the Seller, the Acquired Business or Property.

Section 25.            Seller Release.

Effective as of the Closing, Seller and each Member, for itself and on behalf of its Affiliates, and each of their successors and assigns (each, a “Seller Releasor”) hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of Action of whatever kind or nature, whether known or unknown, which Seller Releasor has, may have or might have or may assert now or in the future, against Acquired Business, Gallagher or Subsidiary with respect to or relating to the Acquired Business or any of their Affiliates, successors, assigns, executors, officers, directors, equityholders, partners, managers and employees (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type relating to the Acquired Business, whether known or unknown, to the extent occurring or existing on or prior to the Closing; provided, however, that nothing contained in this Section 25 shall release, discharge, waive or otherwise affect the rights or obligations of any party (i) to the extent arising under this Asset Purchase Agreement or any Ancillary Document or (ii) that cannot be released pursuant to applicable Law. Seller and each Member shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any Action, claim or demand or commencing, instituting or maintaining, or causing to be commenced, any Action or other proceeding of any kind against any Releasee based upon any matter released pursuant to this Section 25.

Section 26.            Counterparts.

This Asset Purchase Agreement may be executed in one or more counterparts (including by means of facsimile, or other electronically scanned transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Asset Purchase Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Asset Purchase Agreement.

(Remainder of the page intentionally left blank; signatures on the following page)

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the day and year first written above.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Michael R. Pesch
Name:	Michael R. Pesch
Title:	Vice President

Arthur J. Gallagher Risk Management Services, LLC

By:	/s/ M. Keith Barton
Name:	M. Keith Barton
Title:	Vice President and Chief Financial Officer

the evans agency, LLC

By:	/s/ Aaron M. Whitehouse
Name:	Aaron M. Whitehouse
Title:	President

Evans national financial services, llc

By:	/s/ David J. Nasca
Name:	David J. Nasca
Title:	President and Chief Executive Officer

evans bancorp, inc.

By:	/s/ David J. Nasca
Name:	David J. Nasca
Title:	President and Chief Executive Officer

[Signature Page to the Asset Purchase Agreement]